EXHIBIT 2.1
ASSET PURCHASE AGREEMENT
Dated as of December 7, 2005
Between
FISHER RADIO REGIONAL GROUP, INC.
and
EQUITY BROADCASTING CORPORATION
LA GRANDE BROADCASTING, INC.
EBC BOISE, INC.
EBC POCATELLO, INC.

i

ii

iii

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is entered into as of December 7, 2005, by and among FISHER RADIO REGIONAL GROUP, INC., a Washington corporation (“Buyer”), and the following parties:

EQUITY BROADCASTING CORPORATION
(for the limited purpose set forth in Section 9.1(b))	an Arkansas corporation (“Equity”)

LA GRANDE BROADCASTING, INC.	an Arkansas corporation (“La Grande”)

EBC BOISE, INC.	an Arkansas corporation (“EBC Boise”)

EBC POCATELLO, INC.	a Nevada corporation (“EBC Pocatello”)
W I T N E S S E T H:
     WHEREAS, La Grande, EBC Boise and EBC Pocatello (sometimes collectively referred to as the “Sellers” or the “Equity Entities”) are the respective licensees and own or lease or have the right to use all of the assets used in the operation of the television stations (the “Stations”) set forth opposite their respective names below:

Seller	Station	Community
La Grande	KPOU	La Grande, Oregon
	KPOU LP	Salem, Oregon

EBC Boise	KUNS LP	Boise, Idaho

EBC Pocatello	KUNP LP	Idaho Falls/Pocatello, Idaho
     WHEREAS, the Federal Communications Commission has issued to EBC Boise one construction permit for a low power station to serve Twin Falls, Idaho, four construction permits for low power stations to serve Idaho Falls, Idaho, and has issued to La Grande one construction permit for KPOU LP, a licensed facility authorized to serve Salem, Oregon, which permit will be modified to provide coverage to Portland, Oregon (collectively, the “Construction Permits”);
     WHEREAS, the Equity Entities desire to sell to Buyer, and Buyer desires to purchase from the Equity Entities, the Construction Permits and all of the assets used or held for use in the operation of the Stations, on the terms and conditions set forth herein; and
     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and with the intention of being legally bound, it is hereby agreed among the Equity Entities and Buyer as follows:

ARTICLE 1.
DEFINITIONS
          Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:
          “Accounting Firm” has the meaning specified in Section 2.11.
          “Additional Filings” has the meaning specified in Section 5.6.
          “Adjustment Time” has the meaning specified in Section 2.11.
          “Administrative Violation” has the meaning specified in Section 5.8.
          “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.
          “Agreement” means this Agreement and the Exhibits, Schedules and Recitals hereto.
          “Appraisal Firm” has the meaning specified in Section 2.10.
          “Asset Allocation” has the meaning specified in Section 2.10.
          “Assumed Liabilities” has the meaning specified in Section 2.3(a).
          “Balance Sheet Date” has the meaning specified in Section 3.3(a).
          “Balance Sheets” has the meaning specified in Section 3.3(a).
          “Barter Agreements” shall mean contracts for the sale of time on the Stations in exchange for programming.
          “Bifurcated Closing” has the meaning specified in Section 2.4(b).
          “Build-out Permits” has the meaning specified in Section 6.4(a).
          “Business” has the meaning specified in Section 2.1.
          “Buyer” has the meaning specified in the introductory paragraph hereof.
          “Buyer Ancillary Agreements” has the meaning specified in Section 4.2(a).
          “COBRA Coverage” has the meaning specified in Section 2.3(b)(v).
          “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder.
          “Claim Notice” has the meaning specified in Section 9.3(b).
          “Closing Date” has the meaning specified in Section 2.4(b).

          “Closing Date Adjustments” has the meaning specified in Section 2.11.
          “Closing” means the purchase and sale of the Purchased Assets provided for in Section 2.1, including either or both of the Oregon Closing and the Idaho Closing.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Communications Act” means the Communications Act of 1934, as amended.
          “Construction Permit” has the meaning specified in the second recital hereof.
          “Construction Permit Stations” are the following stations which are the subject of the Construction Permits:
               K28II, Idaho Falls, ID
               K52IT, Idaho Falls, ID
               K54JF, Idaho Falls, ID
               K69IS, Idaho Falls, ID
               W64FX, Twin Falls, ID
          “Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste.
          “Covenantor” has the meaning specified in Section 6.4(a).
          “Damaged Assets” has the meaning specified in Section 11.12.
          “Deposit” has the meaning specified in Section 2.5.
          “Deposit Escrow Agent” has the meaning specified in Section 2.5.
          “Deposit Escrow Agreement” has the meaning specified in Section 2.5.
          “EBC Boise” has the meaning specified in the introductory paragraph hereof.
          “EBC Pocatello” has the meaning specified in the introductory paragraph hereof.
          “Employee Plans” has the meaning specified in Section 3.21(a).
          “Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions on transfer, assignment or use of any kind.
          “Environmental Conditions” means the state of the environment, including natural resources (e.g. flora and fauna), soil, surface water, ground water, any drinking water supply, subsurface strata or ambient air.

          “Environmental Laws” means all applicable federal, state and local laws, all applicable rules, regulations, ordinances, guidance, and written guidelines promulgated thereunder, and all applicable orders, consent decrees, judgments, governmental notices, permits and governmental demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation, (i) laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Materials. Environmental Laws shall include, without limitation, CERCLA, as amended, RCRA, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act, as amended, the National Environmental Policy Act of 1969, as amended, the National Historic Preservation Act of 1966, the FCC Nationwide Programmatic Agreement, and the FCC Collocation Agreement, and all analogous laws promulgated or issued by any Governmental Body that are enacted and currently in effect.
          “Environmental Reports” means any and all written analyses, summaries or explanations, known by, or in the possession of, the Equity Entities relating to (i) any Environmental Conditions in, on or about the Real Property or facilities, improvements, structures, or equipment thereon, or (ii) Equity Entities’ compliance with, or liability under, any Environmental Laws.
          “Equity” has the meaning specified in the introductory paragraph hereof.
          “Equity Entities” has the meaning specified in the first recital hereof.
          “ERISA Affiliate” means any person which is (or at any relevant time was) a member of a controlled group of corporations within the meaning of Code Section 414(b), any trade or business which is under common control within the meaning of Code Section 414(c), and any affiliated service group, within the meaning of Code Section 414(m) or (o), of which any Equity Entity is (or at any relevant time was) a member.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “Equity Ancillary Agreements” has the meaning specified in Section 3.2(a).
          “Excluded Assets” has the meaning specified in Section 2.2.
          “Excluded Liabilities” has the meaning specified in Section 2.3(b).
          “Expense” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).
          “FAA” means the Federal Aviation Administration.
          “FCC Consent” means action by the FCC granting its consent to the assignment to Buyer (or Affiliates of Buyer if assigned as permitted pursuant to Section 11.5) of the FCC Licenses as contemplated by this Agreement pursuant to appropriate applications filed by the parties with the FCC, subject to administrative or judicial reconsideration or review.
          “FCC Licenses” has the meaning specified in Section 3.9(a).
          “FCC” means the Federal Communications Commission.
          “Final Order” means an order or action of the FCC as to which the time within which any party in interest other than the FCC may seek administrative or judicial reconsideration or review of such consent or grant has expired and no petition for such reconsideration or review has been timely filed with the FCC or with a court of competent jurisdiction, and the normal time within which the FCC may review such consent or grant on its own motion has expired and the FCC has not undertaken such review.
          “Governmental Body” means any foreign, federal, tribal, state, local or other governmental authority or regulatory body.
          “Governmental Permits” has the meaning specified in Section 3.8.
          “Hazardous Materials” means all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic, infectious, radioactive or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under Environmental Laws but excluding materials occurring naturally at background levels at or about any facility. By way of example only, the term Hazardous Materials includes petroleum, urea formaldehyde, flammable, explosive and radioactive materials, PCBs, pesticides, herbicides, asbestos, acids, metals, solvents and waste waters.
          “Idaho Closing” means the purchase and sale of the Purchased Assets that are used, held for use, or otherwise relate to the Idaho Stations.
          “Idaho Stations” means KUNS LP, KUNP LP and the Construction Permit Stations.
          “Indemnified Party” has the meaning specified in Section 9.3.
          “Indemnitor” has the meaning specified in Section 9.3.
          “Indemnity Deposit” has the meaning specified in Section 2.7(a).
          “Indemnity Escrow Account” has the meaning set forth in the Indemnity Escrow Agreement.
          “Indemnity Escrow Agent” has the meaning set forth in the Indemnity Escrow Agreement.
          “Indemnity Escrow Agreement” means an Indemnity Escrow Agreement, dated as of the Date, among the Equity Entities, Buyer and a party identified as the Escrow Agent, substantially in the form of Exhibit A.
          “Intellectual Property” has the meaning specified in Section 3.13(a).
          “IRS” means the Internal Revenue Service.

          “Knowledge” with respect to the Equity Entities has the following meaning: the Equity Entities will be deemed to have “Knowledge” of a particular fact or matter if any of the following persons has actual knowledge of such fact or matter or if any such person could reasonably be expected to discover or otherwise become aware of such fact or matter in the course of making a reasonable inquiry into such areas of the Business that are under such individual’s general area of responsibility: the President, Chief Financial Officer, Engineer and General Counsel of Equity, and the General Managers of the Stations.
          “La Grande” has the meaning specified in the introductory paragraph hereof.
          “Liability” means any and all claims, debts, liabilities, obligations and commitments of any nature whatsoever, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, whenever or however arising (including those arising out of any contract or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by generally accepted accounting principles to be reflected as a liability in financial statements or disclosed in the notes thereto.
          “Liquidated Damages Amount” has the meaning set specific in Section 10.2.
          “Loss” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.
          “Material Adverse Effect” means a material adverse effect on the business, operations or financial condition of the Stations, the Business, the Purchased Assets, or on the ability of the Equity Entities to consummate the transactions contemplated hereby, or any event or condition which would reasonably be expected, with the passage of time, to constitute such a material adverse effect, other than changes generally applicable to the economy or the television broadcasting industry in general; provided, however, that the termination of the Joint Sales Agreement by and among WatchTV, Inc., La Grande and King Broadcasting Company, dated as of February 11, 2003, as amended, or any later amendments or extensions thereto, shall not be deemed a Material Adverse Effect.
          “Material Station Agreements” has the meaning specified in Section 5.5.
          “MVPD” means any multichannel video programming distributor, including any cable television system or satellite carrier.
          “Oregon Closing” means the purchase and sale of the Purchased Assets that are used, held for use, or otherwise relate to the Oregon Stations.
          “Oregon Stations” means KPOU and KPOU LP.
          “Payment Date” has the meaning specified in Section 2.11.
          “Permitted Encumbrance” means (a) a lien for Taxes, assessments or other governmental charges which are not yet due and payable, (b) a lien for mechanic’s, materialmen’s and similar encumbrances with respect to any amounts not yet due and payable, and (c) a lien securing payments under the Personal Property Leases set forth in Schedule 3.12.

          “Person” means any person, employee, individual, corporation, limited liability company, partnership, trust, or any other non-governmental entity or any governmental or regulatory authority or body.
          “Personal Property” has the meaning specified in Section 3.11.
          “Personal Property Leases” has the meaning specified in Section 3.12.
          “Pre-Closing Straddle Period” means the portion of any Straddle Period that ends on the Closing Date.
          “Program Rights” means all rights of the Equity Entities presently existing or obtained after the date of this Agreement and prior to the Closing Date in accordance with the terms of this Agreement, to broadcast television programs or shows as part of the Stations’ programming, including all film and Barter Agreements, sports rights agreements, news rights or service agreements and syndication agreements.
          “Proposed Acquisition Transaction” has the meaning specified in Section 5.11.
          “Purchase Price” has the meaning specified in Section 2.6.
          “Purchased Assets” has the meaning specified in Section 2.1.
          “Public Filings” has the meaning specified in Section 6.6.
          “RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., and any successor statute, and any regulations promulgated thereunder.
          “Real Property” has the meaning specified in Section 3.10(a).
          “Real Property Leases” has the meaning specified in Section 3.10(d).
          “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property.
          “Required Consent” has the meaning specified in Section 8.6.
          “Requirements of Law” means any foreign, federal, state or local law, rule or regulation, Governmental Permit or other binding determination of any Governmental Body.
          “Sellers” has the meaning specified in the introductory paragraph hereof.
          “Specified Event” has the meaning specified in Section 11.12(b).
          “Station Agreements” has the meaning specified in Section 3.18(a).
          “Station Licenses” has the meaning specified in Section 2.1(a).

          “Station” has the meaning specified in the first recital hereof and shall include the Construction Permit Stations.
          “Straddle Period” means any taxable period that begins before and ends after the Closing Date.
          “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
          “Tax” or “Taxes” means any federal, state, local or foreign, net or gross income, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, social security (or similar), unemployment, disability, registration, value added, estimated, alternative or add-on minimum taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Body.
          “Trade Agreements” shall mean contracts for the sale of time on the Stations in exchange for merchandise or services used or useful for the benefit of the Stations, excluding Barter Agreements.
          “Transfer Application” has the meaning specified in Section 5.3(a).
ARTICLE 2.
PURCHASE AND SALE OF PURCHASED ASSETS
          Section 2.1 Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the Equity Entities shall sell, transfer, assign, convey, and deliver to Buyer, and Buyer shall purchase from the Equity Entities, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the Equity Entities’ right, title and interest in, to and under the assets, properties, and business (excepting only the Excluded Assets) of every kind and description, wherever located (except for those assets and properties located on the date of this Agreement in the master control facilities in Little Rock, Arkansas), real, personal or mixed, tangible or intangible, used, held for use, or otherwise relating to the Stations or the business of the Stations (the “Business”) (herein collectively referred to as the “Purchased Assets”), including, without limitation, all right, title and interest of the Equity Entities in, to and under:
          (a) All licenses, permits, permissions and other authorizations (including all digital licenses and authorizations) relating to the operation of the Stations issued by the FCC or any other governmental agency, including but not limited to those listed on Schedule 3.9(a) (the “Station Licenses”), all rights to use of the Stations’ call letters, and all applications for modification, extension or renewal of the Station Licenses, and any pending applications for any modified licenses, permits, permissions or authorizations pertaining to the Stations and pending on the Closing Date, including, but not limited to, those listed on Schedule 3.9(a);
          (b) All rights to and under the Construction Permits;
          (c) All options, rights or contracts to purchase, lease, possess or occupy real property described in Schedule 3.10(d);

          (d) The machinery, equipment (including computers and office equipment), auxiliary and translator facilities, transmitters, broadcast equipment, antennae, supplies, inventory (including all programs, records, tapes, recordings, compact discs, cassettes, spare parts and equipment), advertising and promotional materials, engineering plans, records and data, vehicles, furniture and other personal property owned by the Equity Entities used in or relating to the Stations or the Business, that are listed or referred to in Schedule 3.11(a) (excluding any such property disposed of by the Equity Entities or Buyer between the date hereof and the Closing Date in accordance with the terms of this Agreement);
          (e) The Personal Property Leases and the personal property leased thereunder listed in Schedule 3.12;
          (f) The trademarks, trade names, service marks, and copyrights (and all goodwill associated therewith), registered or unregistered, relating to the Stations or the Business, any applications for registration thereof, any patents and applications therefor, and any licenses relating to any of the foregoing or to any intellectual property of any third party, including, without limitation, the items listed in Schedule 3.13(a);
          (g) (i) The contracts, agreements or understandings set forth on Schedule 3.17(a) and designated on such Schedule as an “Assumed Contract,” and (ii) any other contract, agreement or understanding (evidenced in writing) entered into by the Equity Entities in respect of the Business that (A) is of the nature described in subsection (ii), (iii) or (vi) of Section 3.17(b) but which, by virtue of its specific terms, is not required to be listed in Schedule 3.17(a); or (B) is entered into after the date hereof consistent with the provisions of Section 5.4 of this Agreement; or (C) Buyer specifically agrees to assume;
          (h) All advertising customer lists, mailing lists, processes, trade secrets, know-how and other proprietary or confidential information used in or relating exclusively to the Business, the Purchased Assets or the Stations;
          (i) All rights, claims or causes of action of the Equity Entities against third parties arising under warranties from manufacturers, vendors and others in connection with the Purchased Assets, the Stations or the Business;
          (j) All prepaid rentals and other prepaid expenses (except for prepaid insurance) arising from payments made by the Equity Entities in connection with the operation of the Business prior to the Closing Date for goods or services, including prepayments made by the Equity Entities under advertising sales contracts for advertising on the Stations that has not run prior to the Closing Date;
          (k) All books and records (including all computer programs used primarily in connection with the operation of the Business, the Purchased Assets or the Stations and copies of all records relating to Taxes that pertain to the Stations or the Purchased Assets) of the Equity Entities relating solely to the assets, properties, business and operations of the Business, the Purchased Assets, or the Stations including, without limitation, all files, logs, programming information and studies, technical information and engineering data, news and advertising studies or consulting reports and sales correspondence, but excluding any books and records (including computer programs) relating to a business of the Equity Entities unrelated to the Business, the Purchased Assets, or the Stations or otherwise described in Section 2.2; and
          (l) Subject to the other provisions of this Agreement, all other assets or properties not referred to above which are reflected on the September 30, 2005 Balance Sheets of the Stations or

acquired by the Equity Entities primarily for use by the Stations or in connection with the operation of the Business in the ordinary course of the Business after the Balance Sheet Date but prior to Closing, except (i) any such assets or properties disposed of after the Balance Sheet Date in the ordinary course of the Business consistent with the terms of this Agreement, and (ii) Excluded Assets.
          Notwithstanding the foregoing, if a Bifurcated Closing occurs pursuant to Section 2.4(b), then at each of the Oregon Closing and the Idaho Closing, as applicable, the Equity Entities shall sell, transfer, assign, convey, and deliver to Buyer, and Buyer shall purchase from the Equity Entities, the Purchased Assets that are used, held for use, or otherwise relate to, respectively, the Oregon Stations and the Idaho Stations.
          Section 2.2 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following (herein referred to as the “Excluded Assets”):
          (a) All cash, monies on deposit, and cash equivalents (including any marketable securities or certificates of deposit) of the Equity Entities;
          (b) All claims, rights and interests of the Equity Entities in and to any refunds for Taxes paid in respect of the Stations or the Business for periods ending on or prior to the Closing Date (subject to claims of Buyer for proration of property and other Taxes or fees of any nature whatsoever under this Agreement);
          (c) Any rights, claims or causes of action of the Equity Entities against third parties relating to the assets, properties, business or operations of the Business, the Purchased Assets or the Stations, to the extent they relate to the period prior to the Closing;
          (d) All bonds, letters of credit, intercompany notes and similar items, contracts or policies of insurance and prepaid insurance with respect to such contracts or policies;
          (e) Each Equity Entity’s corporate seal, corporate minute books, stock record books, corporate records relating to incorporation and capitalization, Tax Returns and related documents and supporting work papers and any other records and returns relating to Taxes, assessments and similar governmental levies (other than real and personal property Taxes, assessments and levies imposed on the Purchased Assets);
          (f) (i) The contracts, agreements or understandings of the Equity Entities listed in Schedule 3.17(a) and not designated on such Schedule as an “Assumed Contract,” and (ii) any contract, agreement or understanding either listed on Schedule 3.17(a) or not required to be listed thereon which has expired prior to the Closing Date;
          (g) All records and documents relating to Excluded Assets or to liabilities other than Assumed Liabilities and not relating to the Business, the Purchased Assets, the Stations or the Assumed Liabilities;
          (h) All trusts, trust assets, trust accounts, reserves, insurance policies, or other assets, including, but not limited to, those listed in Schedule 3.21 relating to employees or to funding the employee benefit plans, agreements or arrangements sponsored, maintained, contributed to, or administered by the Equity Entities;

          (i) Any rights of, or payment due to, the Equity Entities under or pursuant to this Agreement or the other agreements with Buyer contemplated hereby;
          (j) The assets and properties described on Schedule 2.2;
          (k) All accounts receivables of the Equity Entities; and
          (l) All equipment located on the date of this Agreement in the master control facility in Little Rock, Arkansas.
          Section 2.3 Assumption of Liabilities; Excluded Liabilities.
          (a) Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer shall deliver to the Equity Entities an undertaking and assumption, in a form reasonably acceptable to the Equity Entities, pursuant to which Buyer shall assume and be obligated for, and shall agree to pay, perform and discharge in accordance with their terms, the following obligations and liabilities of the Equity Entities (except to the extent such obligations and liabilities constitute Excluded Liabilities):
          (i) All liabilities and obligations that accrue after the Closing under the Governmental Permits, Station Licenses, Real Property Leases, Personal Property Leases, Station Agreements, and the other Purchased Assets assigned to and assumed by Buyer at Closing; and
          (ii) All liabilities and obligations that arise with respect to events occurring after the Closing relating to Buyer’s operation of the Stations and Buyer’s ownership of the Purchased Assets.
          All of the foregoing to be assumed by Buyer hereunder are referred to herein as the “Assumed Liabilities.” Notwithstanding the foregoing, if a Bifurcated Closing occurs pursuant to Section 2.4(b), then at each of the Oregon Closing and the Idaho Closing, as applicable, Buyer shall assume only those Assumed Liabilities of, respectively, the Oregon Stations and the Idaho Stations.
          (b) Notwithstanding anything to the contrary in Section 2.3(a) or elsewhere in this Agreement, Buyer shall not assume or be obligated for any, and the Equity Entities shall solely retain, pay, perform, defend and discharge all, liabilities or obligations of any and every kind whatsoever, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Buyer under Section 2.3(a), including, without limitation the following (herein referred to as “Excluded Liabilities”):
          (i) All liabilities and obligations arising or relating to events prior to the Closing in connection with the operation of the Stations, the Business and the ownership of the Purchased Assets;
          (ii) Any Taxes that arise from the operation of the Stations, the Business or the ownership of the Purchased Assets for periods or portions of periods that end on or prior to the Adjustment Time, other than any such liabilities and obligations for Taxes in respect of which, and only to the extent that, an adjustment is made to the Purchase Price in favor of Buyer pursuant to Section 2.11, which are included in the Assumed Liabilities;

          (iii) Any liability or obligation in respect of indebtedness for borrowed money or any intercompany payable of the Equity Entities or any of their Affiliates;
          (iv) All liabilities and obligations under Environmental Laws related to, associated with or arising out of (A) the occupancy, operation, use or control of any of the Real Property at any time or by any party prior to the Closing or (B) the operation of the Business prior to the Closing, including, without limitation, any Release or storage of any Hazardous Materials prior to the Closing on, at or from (1) any such real property (including, without limitation, all facilities, improvements, structures and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder) or any conditions whatsoever on, under or in such real property or (2) any real property or facility owned by a third party to which Hazardous Materials generated by the Business were sent for recycling or disposal prior to the Closing;
          (v) Any liabilities or obligations, whenever arising (i) related to, associated with or arising out of (A) any pension, profit sharing, retirement, health and welfare employee benefit plan or other employee benefit plan, program or arrangement of the Equity Entities providing any of the benefits described in 3(1) or 3(2) of ERISA, (B) any collective bargaining agreement; and (C) any agreement, arrangement, or practice, whether written or oral, for employment, consulting, severance, vacation, retirement, post-retirement, bonus, stay bonus, deferred compensation, cash- or stock-based, incentive compensation, stock ownership, stock options, stock appreciation rights, stock purchase rights, phantom stock rights, insurance, worker’s compensation, disability, unemployment, medical, or other benefit, including any agreement, arrangement, or practice relating to accrued salary, payroll and wages, overtime rates, accrued sick pay, accrued comp. time, accrued vacation, and the proper classification of individuals providing services to the Equity Entities or the Stations as independent contractors or employees, as the case may be; and (ii) relating to any current, former or retired employees, including but not limited to those plans, programs or arrangements listed in Schedule 3.21, the obligation to provide continuation coverage as defined in Section 4980B of the Code (“COBRA Coverage”) to any employee of the Equity Entities or any of their Affiliates arising prior to or as of Closing, the obligation to provide notice or payment in lieu of notice or any applicable penalties under the Workers Adjustment and Retaining Notification Act or any other state or local law or regulation, any claim of an unfair labor practice, any claim under any state unemployment compensation or worker’s compensation law or regulation or under any federal, state or local employment discrimination law or regulation;
          (vi) Any costs and expenses incurred by the Equity Entities incident to the negotiation and preparation of this Agreement and the Equity Entities’ performance and compliance with the agreements and conditions contained herein or therein;
          (vii) Any of the Equity Entities’ liabilities or obligations under this Agreement or any of the Equity Ancillary Agreements;
          (viii) Any liabilities or obligations to be paid or performed after the Closing in connection with the operation of the Stations, the Business and the ownership of the Purchased Assets, to the extent such liabilities and obligations, but for a breach or default, would have been paid, performed or otherwise discharged prior to the Closing or to the extent the same arise out of any such breach or default;

          (ix) Any liabilities or obligations relating to the Excluded Assets;
          (x) Any liabilities or obligations arising out of or relating to the employment of employees or independent contractors of the Stations or the Business prior to the Closing, including, without limitation, accrued salary, payroll and wages, accrued sick pay, accrued commissions, accrued “comp” time, accrued vacation time, and the proper classification of individuals providing services to the Equity Entities as independent contractors or as employees, as the case may be;
          (xi) Any obligations or liabilities relating to or arising out of any claims, litigation proceedings or Administrative Violations to the extent relating to actions of the Equity Entities or the conduct of the Business on or prior to the Closing;
          (xii) Any obligations or liabilities relating to or arising out of applications for employment or out of the employment and/or termination of employees or independent contractors employed at the Stations or in connection with the Business prior to the Closing; and
          (xiii) Any obligations or liabilities arising out of or in connection with any contracts not assumed by Buyer under this Agreement.
          Section 2.4 Closing Date; Bifurcated Closings.
          (a) Subject to Section 2.4(b), the purchase and sale of the Purchased Assets provided for in Section 2.1 shall be consummated at 10:00 A.M., local time, and effective as of 12:01 A.M., local time, on the first day of the month following the date on which the last of the conditions set forth in Articles 7 and 8 are satisfied or, if permissible, waived (disregarding for this purpose any such conditions to be satisfied by actions to be taken at the Closing), or such other date as may be agreed upon by the Equity Entities and Buyer, at the offices of Graham & Dunn, PC, Pier 70, 2801 Alaskan Way, Suite 300, Seattle, Washington 98102, or at such other place or time or in such other manner as shall be agreed upon by the Equity Entities and Buyer, but in no event later than ten days following issuance of the Final Order. The Equity Entities and Buyer shall use reasonable efforts to effect Closing by means of facsimile and overnight delivery services.
          (b) Notwithstanding Section 2.4(a), if the Closing has not occurred on or prior to May 31, 2006, but the conditions set forth in Articles 7 and 8 are satisfied or, if permissible, waived, such that the Oregon Closing may occur on or prior to September 29, 2006 (disregarding for this purpose any such conditions to be satisfied by actions to be taken at the Oregon Closing), then the Closing will be bifurcated as follows (the “Bifurcated Closing”): (i) the Oregon Closing will occur, regardless of whether the conditions to the Idaho Closing have been satisfied; and (ii) the Idaho Closing will occur only if the Oregon Closing has occurred and all other conditions to the Idaho Closing have been satisfied. The failure of the Idaho Closing to occur will have no effect on the Oregon Closing, and the Oregon Closing shall not be unwound or otherwise rescinded as a result of such failure. If there is a Bifurcated Closing, then in no event shall the parties be required to hold the Idaho Closing prior to the Oregon Closing. The actual day on which a Closing occurs, whether it be the Oregon Closing, the Idaho Closing or both, is the “Closing Date.”
          Section 2.5 Earnest Money. Within twenty-four (24) hours following the execution and delivery of this Agreement, Buyer shall deliver to U.S. Bank National Association (the “Deposit Escrow Agent”) One Million Dollars ($1,000,000) (the “Deposit”), to be held in accordance with an escrow agreement to be executed contemporaneously with this Agreement, by and among the Equity Entities, Buyer and the Deposit Escrow Agent (the “Deposit Escrow Agreement”), in a form reasonably acceptable to the parties thereto. The Deposit shall be held and disbursed in accordance with the terms of the Deposit Escrow Agreement and the provisions of this Section 2.5.
          (a) At the first Closing to occur, the Equity Entities and Buyer shall jointly instruct the Deposit Escrow Agent to deliver the Deposit to Seller as partial payment of the Purchase Price.
          (b) If this Agreement is terminated and Section 2.5(c) does not apply, the Equity Entities and Buyer shall jointly instruct the Deposit Escrow Agent to return the Deposit to Buyer.
          (c) If this Agreement is terminated as a result of Buyer’s breach pursuant to Section 10.1(a)(ii), and the Equity Entities are not in breach of this Agreement, the Equity Entities and Buyer shall jointly instruct the Deposit Escrow Agent to deliver the Deposit to the Equity Entities, and the Equity Entities will disburse the Deposit pursuant to Section 3.27.
          Section 2.6 Purchase Price. The purchase price for the Purchased Assets shall be equal to Twenty Million Three Hundred Thousand Dollars ($20,300,000), as adjusted pursuant to Section 2.11 for Closing Date Adjustments and Section 11.12 for any Damaged Assets (as adjusted, the “Purchase Price”); provided, however, that if a Bifurcated Closing occurs pursuant to Section 2.4(b), the term “Purchase Price” with respect to the Oregon Closing shall mean Nineteen Million Three Hundred Thousand Dollars ($19,300,000), as adjusted pursuant to Sections 2.11 and 11.12, and the term “Purchase Price” with respect to the Idaho Closing shall mean One Million Dollars ($1,000,000), as adjusted pursuant to Sections 2.11 and 11.12.
          Section 2.7 Payment of Purchase Price. Buyer shall pay the Purchase Price to Seller by executing wire transfers as follows:
          (a) At the first Closing to occur, one wire transfer equal to Seven Hundred Fifty Thousand Dollars ($750,000) delivered to the Indemnity Escrow Account administered by the Indemnity Escrow Agent in accordance with the Indemnity Escrow Agreement attached to this Agreement as Exhibit A (the balance held in the Indemnity Escrow Agreement is referred to herein as the “Indemnity Deposit”).
          (b) At the first Closing to occur, one wire transfer to an account designated by the Equity Entities equal to the applicable Purchase Price, minus (i) the amount of the Deposit that is delivered to the Equity Entities pursuant to Section 2.5(a) and (ii) the amount wired under Section 2.7(a) above.
          (c) If there is a Bifurcated Closing pursuant to Section 2.4(b), then at the Idaho Closing, if any, one wire transfer to an account designated by the Equity Entities equal to the Purchase Price for the Idaho Closing. If there is a Bifurcated Closing and the Idaho Closing does not occur, then the Purchase Price shall be deemed reduced by the One Million Dollars ($1,000,000) that would have otherwise been paid at the Idaho Closing.

          Section 2.8 Closing Date Deliveries.
          (a) On each Closing Date, the Equity Entities shall execute and deliver or cause to be delivered to Buyer:
          (i) a bill of sale and assignments, in a form reasonably acceptable to Buyer, conveying all of the Purchased Assets for such Closing,
          (ii) all of the documents and instruments required to be delivered by the Equity Entities pursuant to Article 8,
          (iii) a certificate of good standing for each Equity Entity, issued as of a recent date by the Secretary of State of each Equity Entity’s state of formation,
          (iv) a certificate of good standing for La Grande, issued as of a recent date by the Secretary of State of Oregon,
          (v) a certificate of good standing for each of EBC Boise and EBC Pocatello, issued as of a recent date by the Secretary of State of Idaho,
          (vi) a certificate of the secretary or assistant secretary of Equity and each Equity Entity certifying the resolutions of its directors authorizing the execution and delivery of this Agreement and the transactions contemplated hereby and the incumbency and signatures of each officer executing this Agreement and any Equity Ancillary Agreement,
          (vii) the opinions of Equity Entities’ legal and communications counsel, substantially in the forms of Exhibit 2.8(a)(vii)-1 and Exhibit 2.8(a)(vii)-2, provided that, in any event, such opinions shall permit the reliance thereon by Buyer’s senior lenders,
          (viii) a certification of non-foreign status for each Equity Entity, in form and substance reasonably satisfactory to Buyer, in accordance with Treas. Reg. § 1.1445-2(b),
          (ix) such documents and instruments as may be reasonably requested by Buyer necessary to evidence that the Purchased Assets at Closing are free and clear of all Encumbrances other than Permitted Encumbrances, and
          (x) the books and records included in the Purchased Assets (provided that delivery of the foregoing will be deemed made to the extent such books and records are then located at any of the offices or premises included in the Purchased Assets).
          (b) On each Closing Date, Buyer shall deliver or cause to be delivered to the Equity Entities the applicable Purchase Price, payable in the manner described in Section 2.7, and execute and deliver (i) all of the documents and instruments required to be delivered by the Buyer pursuant to Article 7, (ii) a certificate of good standing of Buyer, issued as of a recent date by the Secretary of State of Washington, (iii) a certificate of the secretary or assistant secretary of Buyer certifying the resolutions of its sole director authorizing the execution and delivery of this Agreement and the transactions contemplated hereby and the incumbency and signatures of its officer(s) executing this Agreement and any Buyer Ancillary Agreement, (iv) the opinion of Buyer’s legal counsel substantially in the form of Exhibit 2.8(b), and (v) the undertaking and assumption described in Section 2.3(a).

          Section 2.9 Further Assurances.
          (a) On each Closing Date, the Equity Entities shall (i) deliver to Buyer such other bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise reasonably necessary to vest in Buyer all the right, title and interest of the Equity Entities in, to or under any or all of the Purchased Assets that are the subject of such Closing in accordance with this Agreement and (ii) take all steps as may be reasonably necessary to put Buyer in actual possession and control of all such Purchased Assets. From time to time following any Closing, the Equity Entities shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets in accordance with this Agreement. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment included in the Purchased Assets if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof.
          (b) On each Closing Date, Buyer shall deliver to the Equity Entities such other undertakings and assumptions and other good and sufficient instruments of conveyance, transfer and assumption as the Equity Entities may reasonably request or as may be otherwise reasonably necessary to evidence Buyer’s assumption of and obligation to pay, perform and discharge the Assumed Liabilities that are the subject of such Closing. From time to time following each Closing, Buyer shall execute and deliver, or cause to be executed and delivered, to the Equity Entities, at the Equity Entities’ expense, such other undertakings and assumptions as the Equity Entities may reasonably request or as may be otherwise necessary to more effectively evidence Buyer’s assumption of and obligation to pay, perform and discharge such Assumed Liabilities.
          Section 2.10 Allocation. The Purchase Price shall be allocated among the Purchased Assets as provided in this Section 2.10 (the “Asset Allocation”). The Equity Entities and Buyer shall use good faith efforts to agree upon, prior to Closing, an allocation of the Purchase Price among the Purchased Assets which, if agreed upon within sixty (60) days after the date hereof, will be incorporated in a schedule to be executed by the parties prior to or at Closing. Buyer shall deliver its proposed Asset Allocation to the Equity Entities within thirty (30) days after the date hereof. If the Equity Entities and Buyer are unable to so agree, the Equity Entities and Buyer shall then promptly select and retain an appraisal firm reasonably acceptable to the Equity Entities and Buyer (the “Appraisal Firm”) to appraise the classes of the Purchased Assets. The Appraisal Firm shall be instructed to perform an appraisal of the classes of Purchased Assets and to deliver a report to the Equity Entities and Buyer as soon as reasonably practicable. Buyer and the Equity Entities shall bear equally the fees, costs and expenses of the Appraisal Firm. Each party shall prepare IRS Form 8594 allocating the Purchase Price in accordance with Section 1060 of the Code, except as may otherwise be required under Treasury Regs. Section 1.1031(d)-1T, and in accordance with the Asset Allocation. Buyer and each of the Equity Entities shall file with their respective Federal income tax return for the tax year in which the Closing occurs, IRS Form 8594 containing the information agreed upon by the parties pursuant to the immediately preceding sentence. Buyer agrees to report the purchase of the Purchased Assets, and the Equity Entities agree to report the sale of the Purchased Assets on their respective Tax Returns in a manner consistent with the information agreed upon by the parties pursuant to this Section 2.10 and contained in their respective IRS Forms 8594. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 2.10 shall survive the Closing for the full period of any applicable statute of limitations plus sixty (60) days.

          Section 2.11 Prorations and Adjustments. All income and normal operating expenses arising from the conduct of the Business and operation of the Stations, including, without limitation, assumed liabilities and prepaid expenses, Taxes, and assessments (but excluding Taxes arising by reason of the sale of the Purchased Assets hereunder, which shall be paid as set forth in Section 6.1(e)), power and utilities charges, FCC regulatory fees, and rents and similar prepaid and deferred items shall be prorated between the Equity Entities and Buyer in accordance with generally accepted accounting principles to reflect the principle that the Equity Entities shall be entitled to all income and be responsible for all expenses arising from the conduct of the Business and operation of the Stations through 12:01 a.m. on the Closing Date (the “Adjustment Time”) and Buyer shall be entitled to all income and be responsible for all expenses arising from the conduct of the Business and operation of the Stations after the Adjustment Time. All special assessments and similar charges or liens imposed against the Purchased Assets in respect of any period of time through the Adjustment Time, whether payable in installments or otherwise, shall be the responsibility of the Equity Entities, and amounts with respect to such special assessments, charges or liens in respect of any period of time after the Adjustment Time shall be the responsibility of Buyer, and such charges shall be adjusted as required hereunder. The prorations and adjustments to be made pursuant to this Section 2.11 are referred to as the “Closing Date Adjustments.” Three (3) days prior to the Closing Date, the Equity Entities shall estimate all Closing Date Adjustments pursuant to this Section 2.11 and shall deliver a statement of their estimates to Buyer (which statement shall set forth in reasonable detail the basis for those estimates). At the Closing, the net amount due to the Buyer or the Equity Entities as a result of the estimated Closing Date Adjustments (excluding any item that is in good faith dispute) shall be applied as an adjustment to the Purchase Price as appropriate. Within sixty (60) days after the Closing, Buyer shall deliver to the Equity Entities a statement reflecting Buyer’s adjustments to the estimate of the Closing Date Adjustments, and no later than the close of business on the 20th day after the delivery to the Equity Entities of Buyer’s statement (the “Payment Date”), Buyer shall pay to the Equity Entities, or the Equity Entities shall pay to Buyer, as the case may be, any amount due as a result of the adjustment (or, if there is any good faith dispute, the undisputed amount). Except with respect to items that the Equity Entities notify Buyer that they object to prior to the close of business on the Payment Date, the adjustments set forth in Buyer’s statement shall be final and binding on the parties effective at the close of business on the Payment Date. If the Equity Entities dispute Buyer’s determinations, the parties shall confer with regard to the matter and an appropriate adjustment and payment shall be made as agreed upon by the parties within thirty (30) business days after such agreement (or, if they are unable to resolve the matter, they shall select a recognized firm of independent certified public accountants agreed to by Buyer and the Equity Entities (“Accounting Firm”) to resolve the matter, whose decision on the matter shall be binding and whose fees and expenses shall be borne equally by the parties, and an appropriate adjustment and payment shall be made based on the resolution by the Accounting Firm within thirty (30) business days after such resolution). If the amount of Taxes that are to be prorated pursuant to this Section 2.11 is not known by sixty (60) days after the Closing Date, then the amount of such Taxes will be estimated as of such date, and once the amount of such Taxes is known, Buyer shall pay to the Equity Entities, or the Equity Entities shall pay to Buyer, as the case may be, the net amount due as a result of the actual apportionment of such Taxes. If there is a Bifurcated Closing, then the Closing Date Adjustments shall be made as of each Closing Date with respect only to those Purchased Assets that are the subject of such Closing.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES
OF
THE EQUITY ENTITIES
          As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Equity Entities jointly and severally make the following representations and warranties to Buyer, all of which shall be true, correct, and complete as of the date hereof and as of the Closing, except as otherwise specifically provided:
          Section 3.1 Organization. Each of Equity, La Grande and EBC Boise is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas. EBC Pocatello is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. La Grande is duly qualified as a foreign corporation to do business in, and is in good standing under, the laws of the State of Oregon. EBC Boise and EBC Pocatello are duly qualified as a foreign corporations to do business in, and are in good standing under, the laws of the State of Idaho. The Equity Entities have the requisite corporate power and authority to own or lease and to operate the Stations, to use the Purchased Assets in the operation of the Stations, and to carry on the Business as conducted by them.
          Section 3.2 Authority of the Equity Entities.
          (a) Each Equity Entity has the requisite corporate power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by such Equity Entity pursuant hereto (collectively, the “Equity Ancillary Agreements”), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.
          (b) The execution, delivery and performance of this Agreement and the Equity Ancillary Agreements by each Equity Entity have been duly authorized and approved by all necessary action of the Equity Entities and do not require any further authorization or consent of the Equity Entities or any of their stockholders or Affiliates. This Agreement is, and the Equity Ancillary Agreements when executed and delivered by the Equity Entities will be, a legal, valid and binding agreement of the Equity Entities enforceable in accordance with their respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (c) Except as set forth in Schedule 3.2(c), none of the execution, delivery and performance by any of the Equity Entities of this Agreement or the Equity Ancillary Agreements, or the consummation by any of the Equity Entities of any of the transactions contemplated hereby or thereby or compliance by any of the Equity Entities with or fulfillment by any of the Equity Entities of the terms, conditions and provisions hereof or thereof will:
          (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets under, the organizational documents of any Equity Entity, any Station Agreement, any Governmental Permit or

any judgment, order, award or decree to which any Equity Entity is a party or any of the Purchased Assets, the Stations or the Business is subject or by which any Equity Entity is bound, or any statute, other law or regulatory provision affecting any Equity Entity or the Purchased Assets, the Stations or the Business; or
          (ii) require the approval, consent, authorization or act of, or the making by any of the Equity Entities of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental or regulatory authority or body, except for such of the foregoing as are necessary pursuant to the Communications Act and the rules and regulations of the FCC.
          Section 3.3 Financial Statements.
          (a) Schedule 3.3 contains true and correct copies of the unaudited balance sheets (the “Balance Sheets”) of the Stations as of September 30, 2005 (the “Balance Sheet Date”) and the related monthly statements of income for the twelve (12) months then ended.
          (b) Such balance sheets and statements of income (i) have been prepared from and are in accordance in all material respects with the books and records regularly maintained by the Equity Entities, and (ii) have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly and accurately, in all material respects, the financial position and results of operations of the Stations and the Business as of their respective dates and for the respective periods covered thereby (except for the omission of footnotes and changes resulting from normal year-end adjustments).
          (c) Except as reflected in such balance sheets and statements of income, no event has occurred since the Balance Sheet Date that would make such balance sheets or such statements of income misleading in any material respect for the respective periods covered thereby.
          (d) The books of account and other records of the Equity Entities from which such balance sheets and statements of income were prepared accurately and fairly reflect, in all material respects, in reasonable detail, the activities of the Equity Entities for the respective periods covered thereby and have been made available to Buyer for its inspection.
          Section 3.4 Operations Since Balance Sheet Date.
          (a) Except as set forth in Schedule 3.4(a), during the period from the Balance Sheet Date to the date hereof, inclusive, there has been:
          (i) no fact, event, change or effect having, or which may reasonably be expected to have, a Material Adverse Effect;
          (ii) no material change in the Stations’ usage or patterns of usage of Program Rights, any material change in the broadcast hours or in the percentage of types of programming broadcast by the Stations or any other material change in the programming policies of the Stations;
          (iii) no damage, destruction, loss or claim (whether or not covered by insurance) or condemnation or other taking that materially adversely affects the Purchased Assets, the Stations or the Business; and

          (iv) no adverse change in relations with employees, directors or officers that has had or would reasonably be expected to have a Material Adverse Effect.
          (b) Except as set forth in Schedule 3.4(b), since the Balance Sheet Date, the operations of the Stations and the Business have been conducted only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in such Schedule 3.4(b) the Equity Entities have not, in respect of the Purchased Assets, the Stations or the Business:
          (i) sold, leased, transferred or otherwise disposed of (including any transfers to any Affiliate of the Equity Entities), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance (other than Permitted Encumbrances) on, any of the Purchased Assets, other than personal property having a value, in the aggregate, of less than $5,000 sold or otherwise disposed of for fair value or consumed in the ordinary course of the Business consistent with past practice;
          (ii) canceled without fair consideration therefor any debts owed to or claims held by the Equity Entities relating to the Stations (including the settlement of any claims or litigation) or waived any right of significant value to the Equity Entities relating to the Purchased Assets, the Stations or the Business, other than in the ordinary course of the Business consistent with past practice;
          (iii) created, incurred, guaranteed or assumed, or agreed to create, incur, guarantee or assume, any indebtedness for borrowed money except in the ordinary course of the Business and except for borrowings under existing credit arrangements either that do not affect the Purchased Assets or the Business or that will be repaid prior to or as of the Closing;
          (iv) entered into any capitalized leases;
          (v) delayed payment of any account payable or other liability of the Business beyond its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;
          (vi) failed to maintain all Employee Plans in accordance with applicable law and regulations;
          (vii) made any loan to, or entered into any transaction with any of their directors, officers and employees that would materially affect the ability of the Equity Entities to consummate the transactions contemplated by, or otherwise comply with their respective obligations under, this Agreement;
          (viii) changed the accounting methods, principles, or practices materially affecting the Purchased Assets, the Stations or the Business, except insofar as may have been required by law or by a change in generally accepted accounting principles; or
          (ix) entered into any agreement or made any commitment to take any action described in subparagraphs (i) through (viii) above.

          Section 3.5 No Undisclosed Liabilities. Except as set forth in Schedule 3.5 and in the Balance Sheets, the Equity Entities are not subject, with respect to the Purchased Assets, the Stations or the Business, to any liability, whether absolute, contingent, accrued or otherwise, that is required by generally accepted accounting principles to be reflected or reserved against in such Balance Sheets that are not fully reflected or reserved against in such Balance Sheets.
          Section 3.6 Taxes. Except as set forth on Schedule 3.6:
          (a) The Equity Entities have (i) duly filed all Tax Returns required to be filed in respect of the Stations, (ii) paid in full or discharged all Taxes owed by the Equity Entities relating to the Purchased Assets (whether or not such Taxes are shown as due on any Tax Return), excepting such Taxes as will not be due until after the Closing Date and that are to be prorated between Buyer and the Equity Entities pursuant to Section 2.11 of this Agreement and (iii) paid in full or discharged all Taxes, the non-payment of which could result in an Encumbrance on the Purchased Assets in the hands of the Buyer, excepting such Taxes as will not be due until after the Closing Date and which are to be prorated pursuant to Section 2.11 of this Agreement.
          (b) None of the Purchased Assets (i) are required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former section 168(f)(8) of the Code, (ii) secure any debt the interest on which is tax-exempt under section 103(a) of the Code, (iii) are tax-exempt use property within the meaning of section 168(h) of the Code or (iv) are subject to a 467 rental agreement as defined in section 467 of the Code.
          Section 3.7 Sufficiency of Assets. Except as set forth in Schedule 3.7, the Purchased Assets constitute all of the assets necessary for and used in the conduct of the Business and the operation of the Stations as currently conducted.
          Section 3.8 Governmental Permits. The Equity Entities own, hold or possess all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body (other than the FCC Licenses) that are necessary to entitle the Equity Entities to own or lease, operate and use their assets and to carry on and conduct the Business substantially as conducted immediately prior to the date of this Agreement, including, but not limited to, any that may be required pursuant to Environmental Laws, and except for such Governmental Permits as to which the failure to so own, hold or possess would not have a Material Adverse Effect (herein collectively called “Governmental Permits”). Schedule 3.8 sets forth a list and brief description of each such Governmental Permit held by the Equity Entities as of the date of this Agreement. Except as set forth in Schedule 3.8, the Equity Entities have fulfilled and performed in all material respects their obligations under and are in compliance with each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or material default under or noncompliance with any such Governmental Permit. No notice of cancellation, of default, of violation, or of any dispute concerning any such Governmental Permit, or of any event, condition or state of facts described in the preceding sentence, has been received by the Equity Entities. Except as set forth in Schedule 3.8, each such Governmental Permit is valid, subsisting and in full force and effect (subject to expiration or termination in accordance with its terms), and may be assigned and transferred to the Buyer in accordance with this Agreement and at the time of assignment or transfer of control to the Buyer will be in full force and effect, in each case without (i) the occurrence of any breach, default or forfeiture of rights thereunder or (ii) the consent, approval or act of, or the making of any filing with, any Governmental Body or other party.

          Section 3.9 FCC Licenses; Construction Permits.
          (a) Set forth on Schedule 3.9(a) is a list of the Station Licenses issued by the FCC for the operation of the Stations and all applications for modification, extension or renewal thereof, and any applications for any modified licenses, permits, permissions or authorizations pending on the date hereof (the “FCC Licenses”).
          (b) The FCC Licenses are all of the licenses, permits, and other authorizations issued by the FCC used or necessary to lawfully operate the Stations in the manner and to the full extent as they are now operated, and the FCC Licenses are validly issued. The Equity Entities have delivered to Buyer true and complete copies of the FCC Licenses, including any and all amendments and other modifications thereto. Except as set forth on Schedule 3.9(b), the FCC Licenses are in full force and effect, are valid for the balance of the current license term applicable generally to broadcast television stations licensed to communities in the states where the Stations are located, are unimpaired by any acts or omissions of any Equity Entity or any of their Affiliates, or the employees, agents, officers, directors or shareholders of any Equity Entity, and are free and clear of any restrictions that might limit the full operation of the Stations in the manner and to the full extent that they are now operated (other than restrictions under the terms of the FCC Licenses themselves or generally applicable under the rules and regulations of the FCC). Except as set forth on Schedule 3.9(b), the Equity Entities have not received any notice of any violations of the FCC Licenses, the Communications Act or the rules and regulations thereunder that remain pending and unresolved. Except as set forth on Schedule 3.9(b), there is no action by or before the FCC currently pending or, to the Knowledge of the Equity Entities, threatened, to revoke, cancel, rescind, modify or refuse to renew in the ordinary course any of the FCC Licenses. Except as set forth on Schedule 3.9(b), there are no applications, petitions, complaints or proceedings pending at the FCC or, to the Knowledge of the Equity Entities, threatened, to which the Equity Entities are a party or that are directed at the Equity Entities, the Business or the Stations, that may have a material adverse effect on the Business, the Purchased Assets or the operation of the Stations (other than those generally applicable to the broadcast television industry). The Equity Entities do not have Knowledge of any facts or circumstances reasonably likely to result in those of the FCC Licenses subject to expiration not being renewed in the ordinary course for a full term without material qualifications or of any reason reasonably likely to result in any of the FCC Licenses being revoked. No renewal of any FCC License would constitute a major environmental action under the rules and regulations of the FCC in existence as of the date of this Agreement. To the Knowledge of the Equity Entities, there are no facts pertaining to the Stations, any Equity Entity, their Affiliates or any other persons or entities affiliated therewith, which, under the Communications Act or the existing rules and regulations of the FCC, would (i) disqualify the Equity Entities from assigning the FCC Licenses (excluding any applications that by their terms cannot be assigned) to Buyer or from consummating the transactions contemplated herein, or (ii) materially delay the obtaining of the approvals required for the transactions contemplated herein. The Equity Entities maintain an appropriate public inspection file at the studio of KPOU in accordance with FCC rules and regulations, and all required documents in such files have been filed on a timely basis. All material reports and filings required to be filed with the FCC with respect to the operation of the Stations have been timely filed, and all such reports and filings are accurate and complete in all material respects. Except as set forth in Schedule 3.9(b), each Station is currently, and at the Closing Date will be, operating at its full authorized effective radiated power.
          (c) All information contained in any applications for modification, extension or renewal of the FCC Licenses, and any pending applications for any modified licenses, permits, permissions or authorizations relating to the Stations pending on the Closing Date, including, but not limited to, those listed on Schedule 3.9(a), was true, complete and accurate in all material respects when filed and was updated to the extent required by the Communications Act and the rules and regulations of the FCC as circumstances may have changed during the pendency thereof.
          (d) To the Knowledge of the Equity Entities, all antenna support structures used in connection with the Stations have been registered with the FCC, if registration is required, and comply with all other requirements of the FCC and the FAA.
          (e) EBC Boise is the sole holder of the Construction Permits, and at Closing, the Construction Permits will be in full force and effect and will not have been revoked, suspended, canceled, rescinded, terminated, modified or expired. There are no applications pending before the FCC for modification of the Construction Permits except for applications which have been disclosed to Buyer. There is not pending, or to the Equity Entities’ Knowledge, threatened, any action before the FCC to revoke, suspend, cancel, rescind or modify any of the Construction Permits (other than proceedings to amend FCC rules of general applicability). There is not now issued, pending, outstanding, or to the Equity Entities’ Knowledge, threatened, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint with respect to the Construction Permits. The Equity Entities are aware of no facts and have received no notice or other communication from the FCC indicating that any Seller is not in compliance in all material respects with all applicable requirements of the FCC with respect to the Construction Permits
          Section 3.10 Real Property; Real Property Leases.
          (a) Schedule 3.10(a) contains a description of all real property leased by the Equity Entities in connection with the operation of the Stations as of the date of this Agreement, as they are now operated and each option held by the Equity Entities to acquire any real property (the “Real Property”). None of the Equity Entities owns any real property in connection with the operation of the Stations as of the date of this Agreement.
          (b) No real property other than that listed on Schedule 3.10(a) is used in, held for use in connection with, or necessary for the conduct of the Business or operation of the Stations as they are now operated (other than easements, rights of access, and the like included in the Purchased Assets).
          (c) Except as disclosed in Schedule 3.10(c), and to the Knowledge of the Equity Entities: No utility lines serving the Real Property necessary for the operation of the Stations as currently conducted pass over the lands of others except where appropriate easements have been obtained. To the Knowledge of the Equity Entities, no guy wires supporting any leased tower, pass over the lands of others except where appropriate easements have been obtained. To the Knowledge of the Equity Entities, neither the whole nor any part of any Real Property leased by the Equity Entities, is subject to any pending or threatened suit for condemnation or other taking by any public authority. There exists no writ, injunction, decree, order or judgment, nor any litigation, pending, or, to the Knowledge of the Equity Entities, threatened, relating to the Equity Entities’ use, lease, occupancy or operation of any of the Real Property. The Equity Entities’ use and occupancy of the Real Property comply with all regulations, codes, ordinances, and statutes of all applicable governmental authorities, including without limitation all Environmental Laws, occupational safety and health regulations, and electrical codes. To the Knowledge of the Equity Entities, each of the towers used in connection with the Stations can structurally support all of the permitted equipment in accordance with law, governmental approvals, and sound engineering practices as the Stations are currently operating.
          (d) Schedule 3.10(d) sets forth a list of each lease or similar agreement under which either Equity Entity is lessee of, or holds or operates, any Real Property owned by any third Person as of the date of this Agreement, which are the sole and complete agreements concerning the Equity Entities’ rights and obligations with respect to the leased premises (the “Real Property Leases”). Each Real Property Lease is legal, valid, binding, enforceable and in full force and effect (subject to expiration or termination in accordance with their terms). No Equity Entity nor, to the Knowledge of the Equity Entities, any other party is in default, violation or breach in any material respect under any Real Property Lease to which an Equity Entity is a party, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would (i) constitute a default, violation or breach by the Equity Entities in any material respect thereunder, or (ii) to the Knowledge of the Equity Entities, constitute a default, violation or breach by any other party in any material respect thereunder. No amount payable under any Real Property Lease is past due (other than amounts being contested in good faith through appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles consistently applied on the balance sheets and statements of income of the Equity Entities). The Equity Entities have not received any notice of a default, offset or counterclaim under any Real Property Lease or any other communication asserting any material non-compliance with any Real Property Lease. Subject to matters that constitute Permitted Encumbrances, and to the Knowledge of the Equity Entities, the Equity Entities have the exclusive right to use and occupy that portion of the premises leased under each Real Property Lease. The Equity Entities enjoy peaceful and undisturbed possession of that portion of the premises leased by the Equity Entities under the Real Property Leases. Except as set forth on Schedule 3.10(d), the Equity Entities’ interests under the Real Property Leases are free and clear of all Encumbrances other than Permitted Encumbrances. The Equity Entities have delivered to Buyer, true and complete copies of the Real Property Leases, together, in the case of any subleases or similar occupancy agreements, with copies of all other leases. Except as disclosed in Schedule 3.2(c) or Schedule 3.10(d), the Equity Entities have full legal power and authority to assign their rights under the Real Property Leases to Buyer in accordance with this Agreement on terms and conditions no less favorable in any material respect (with respect to the Real Property Leases individually or in the aggregate) than those contained in the Real Property Leases on the date hereof (as the Leases may be modified prior to the Closing in accordance with the provisions of this Agreement), and such assignment will not affect the validity, enforceability and continuity of any such lease.
          (e) All utilities that are required for the use of the Real Property for the purposes for which such properties are presently being used by the Equity Entities, including, without limitation, electric, water, sewer, telephone and similar services, if any, have been connected and are in satisfactory working order (subject to normal wear and tear). By the Closing Date, the Equity Entities will have ensured that all charges for such utilities, including, without limitation, any “tie-in” charges or connection fees due as of the Closing Date and imposed on the Equity Entities as the lessees (specifically excluding any charges that are the responsibility of the landlord) will have been paid, except for those charges that will not become due until after the Closing Date and that are to be prorated between the Equity Entities and Buyer pursuant to Section 2.11.
          Section 3.11 Personal Property.
          (a) Schedule 3.11(a) contains a list of all machinery, equipment, vehicles, furniture and other personal property owned or leased by an Equity Entity having an original cost of $2,500 or more, relating to the Business, or used or held for use in, or necessary for, the operation of the Stations that is to be assigned to Buyer (the “Personal Property”).
          (b) Except as set forth on Schedule 3.11(a), the Personal Property required to be listed on Schedule 3.11(a) is in good operating condition and repair (reasonable wear and tear excepted), is in conformity with FCC regulations, is maintained in accordance with good engineering practice, is performing satisfactorily, is not in need of repair, has been properly maintained in accordance with industry practices, is available for immediate use, is otherwise sufficient to permit the Stations to operate in accordance with the FCC Licenses and the rules and regulations of the FCC in all material respects and does not contain any PCBs, and its presence and use is in compliance with Environmental Laws. All Personal Property is type-approved or type-accepted where such type-approval or type-acceptance is required by the FCC.
     Section 3.12 Personal Property Leases. Schedule 3.12 contains a list of each lease or other agreement or right under which any Equity Entity is lessee of, or holds or operates, any Personal Property owned by a third party and relating to the Business, or used or held for use in, or necessary for, the operation of the Stations as of the date of this Agreement, except those which are terminable by the Equity Entities without penalty on 30 days’ notice or less or which provide for annual rentals less than $5,000 (the “Personal Property Leases”).
     Section 3.13 Intellectual Property
     (a) Schedule 3.13(a) contains a list of (i) all call signs, United States and foreign patents, pending patent applications, trademark registrations, pending trademark applications, trade names, service marks, copyrights, logos, domain names, and other similar intangible property rights (including licensee rights in third party software), issued to, licensed to, assigned to, filed by, or used to promote or identify the Stations, or otherwise used in connection with the Business by the Equity Entities, and (ii) all agreements, contracts and understandings therefor (the “Intellectual Property”).
     (b) Except as disclosed in Schedule 3.13(b), the Equity Entities either: (i) own the entire right, title and interest in and to the Intellectual Property listed in Schedule 3.13(a), free and clear of Encumbrances except for Permitted Encumbrances; or (ii) have the valid right and license to use the Intellectual Property in the conduct of the Business and the operation of the Stations.
     (c) Except as disclosed in Schedule 3.13(c), (i) all patents and registrations identified in Schedule 3.13(a) are in force, and all applications identified in Schedule 3.13(a) are pending without challenge (other than office actions that may be pending before the Patent and Trademark Office or its foreign equivalents); (ii) the Intellectual Property owned or licensed by the Equity Entities and material to the conduct of the Business is valid and enforceable; and (iii) the Equity Entities have the right to bring actions for infringement or unauthorized use of the Intellectual Property owned or licensed by the Equity Entities and material to the conduct of the Business.
     (d) Except as disclosed in Schedule 3.13(d), (i) no claim has been made or asserted that alleges the Intellectual Property owned or licensed by the Equity Entities and material to the conduct of the Business infringes the intellectual property of another Person; (ii) no litigation, arbitration or other proceeding is currently pending with respect to the Intellectual Property owned or licensed by the Equity Entities; and (iii) no claim has been made or asserted that challenges the validity or ownership of any Intellectual Property owned or licensed by the Equity Entities and material to the conduct of the Business.
     (e) The operation of the Stations does not infringe any copyright, patent, trademark, trade name, service mark, or other similar right of any third party. The Equity Entities have not sold, licensed or otherwise disposed of any of the Intellectual Property to any person or entity and the Equity Entities have not agreed to indemnify any person or entity for any patent, trademark or copyright infringement.

     Section 3.14 Title to Purchased Assets. Except as disclosed on Schedule 3.14, the Equity Entities have good and marketable title to all of the Purchased Assets (or a valid leasehold or license interest, in the case of any leased or licensed assets, as applicable), free and clear of all Encumbrances, except for Permitted Encumbrances. At Closing, the Equity Entities shall convey to Buyer good and marketable title to the Purchased Assets (or a valid leasehold or license interest, in the case of any leased or licensed assets, as applicable), free and clear of all Encumbrances, except for Permitted Encumbrances.
     Section 3.15 Employees. To the Knowledge of the Equity Entities, no executive, key employee or group of employees employed by the Equity Entities solely in connection with the operation of the Stations has any plans to terminate employment with the Stations prior to Closing.
     Section 3.16 Employee Relations
     (a) Except as set forth on Schedule 3.16, the Equity Entities are not a party to any (i) labor collective bargaining union or similar agreement or (ii) any employment, loan, loan guaranty, consulting, non-compete, severance, retention, compensation, deferred compensation, stock or cash based incentive or other similar agreement, arrangement, commitment or understanding (whether written or oral) with salaried or non-salaried employees in each case in connection with the Business or any of the Stations, and except as set forth on Schedule 3.16, no such agreement, arrangement, commitment or understanding will be binding upon Buyer without Buyer’s express written assumption thereof.
     (b) Except as set forth in Schedule 3.16, and except as provided by law, the employment of all persons presently employed or retained by the Equity Entities or the Stations in connection with the Business is terminable at will.
     (c) Except as set forth on Schedule 3.16, (i) no union or similar organization represents employees of any of the Business or the Stations, no union has been certified to represent the Equity Entities or the Stations, and, to the Knowledge of the Equity Entities, no such organization is attempting to organize such employees; (ii) except as set forth in Schedule 3.16, none of the Equity Entities nor any of the Stations have engaged in any unfair labor practice and there are no complaints against the Equity Entities or any of the Stations pending before the National Relations Board or any similar state or local labor agency by or on behalf of any employee of the Equity Entities or any of the Stations; (iii) there is no pending or threatened strike, slowdown, picket, work stoppage, or arbitration proceedings involving labor matters or other labor disputes affecting the Business or the Stations; and (iv) none of the Equity Entities nor any of their subsidiaries have experienced any attempt by organized labor to cause the Equity Entities or the Stations to comply with or conform to demands of organized labor, strike, work stoppage or other significant labor difficulties of any nature at the Stations in the past two (2) years.
     (d) Except as set forth in Schedule 3.16, the Equity Entities are and have been in compliance in all material respects with all state, local and federal laws, ordinances, rules, regulations and requirements relating to labor and employment laws, immigration laws, any employment tax or withholding obligations, any obligations arising under a collective bargaining agreement or any obligations arising under employee benefit plans in each case with respect to the Business or any of the Stations. Except as set forth in Schedule 3.16, there are no pending, threatened or anticipated claims or litigation by employees or former employees, or applicants for employment, or contractors providing services of a nature similar to employment services, arising out of their employment, termination of their employment or application for employment with the Stations.

     (e) The Equity Entities have paid in full to all employees of the Stations all amounts currently due and payable for wages, salaries, commissions, bonuses, benefits and other compensation. Except as set forth in Schedule 3.16, there are no vacation, bonus, wage or other compensation obligations in relation to employees or independent contractors of the Stations.
     Section 3.17 Contracts
     (a) Set forth in Schedule 3.17(a) is a list of each contract, agreement, lease or other agreement relating to the Business, the operation of the Stations or the Purchased Assets to which any Equity Entity is a party as of the date of this Agreement, except for Trade Agreements, Barter Agreements, contracts that relate solely to Excluded Assets, contracts that are designated as Excluded Assets in Section 2.2 or Schedule 2.2, and contracts that could impose an obligation or liability on Buyer of less than $5,000 individually and less than $10,000 in the aggregate. Schedule 3.17(a) also indicates whether each contract, agreement or other instrument listed therein is to be deemed an “Assumed Contract,” a “Contract Not Assumed,” and/or a Material Station Agreement for purposes of this Agreement. There are no contracts or agreements relating to programming payments for the Stations, and the Stations do not have any (i) material feature film inventory, (ii) material cash programming assets or liabilities, or (iii) material barter programming assets.
     (b) Except as set forth on Schedule 3.17(a), except for contracts that are designated as Excluded Assets in Section 2.2 or Schedule 2.2 and except for contracts entered into after the date of this Agreement consistent with the provisions of this Agreement, as of the date of this Agreement, no Equity Entity is a party to or bound by:
     (i) Any contract in respect of the Business or any of the Stations for the future lease, purchase or sale of real property;
     (ii) Any contract in respect of the Business or any of the Stations for the purchase, rental or use of any broadcast television programming or programming services that is not terminable by the Equity Entities without penalty on thirty (30) days’ notice or less or that provides for performance over a period of more than ninety (90) days or that involves the payment after the date hereof of more than $5,000;
     (iii) Any contract in respect of the Business or any of the Stations for the purchase of merchandise, supplies or personal property or for the receipt of services (other than services referred to in clause (ii) above) that is not terminable by the Equity Entities on thirty (30) days’ notice or less or that provides for performance over a period of more than ninety (90) days or that involves the payment after the date hereof of more than $5,000;
     (iv) Any contract for the sale of broadcast time for advertising or other purposes for cash that was not made in the ordinary course of business consistent with past practices;
     (v) Any guarantee of the obligations of any of the Stations’ customers, suppliers, or employees;
     (vi) Any sales agency, advertising representative or advertising or public relations contract in respect of the Business or any of the Stations which is not terminable by the Equity Entities without penalty on thirty (30) days’ notice or less or which provides for payments over a period of more than ninety (90) days or which involves the payment after the date hereof of more than $5,000;
     (vii) Any agreement or arrangement, written or oral, with salaried or non-salaried employees, except as set forth in Schedule 3.16, with respect to the Business or any of the Stations;
     (viii) Any contract in respect of the Business or any of the Stations other than those listed in subsections (ii), (iii) and (vi) which the Equity Entities reasonably anticipate will involve the payment of more than $10,000;
     (ix) Any partnership, joint venture or other similar agreement or arrangement relating to the Stations;
     (x) Any agreement or instrument which provides for, or relates to, the incurrence by the Equity Entities of debt for borrowed money (except for such agreements or instruments which shall not apply to Buyer or its Affiliates upon Closing); or
     (xi) Any agreement outside of the ordinary course of the Business containing any covenant or provision prohibiting the Equity Entities from engaging in any line or type of business (except for such agreements which shall not apply to Buyer or its Affiliates upon Closing).
     Section 3.18 Status of Contracts
     (a) Each of the leases, contracts and other agreements listed in Schedules 3.10(a), 3.12 and 3.17(a), but excluding contracts and other agreements that are designated as Excluded Assets in Section 2.2 or Schedule 2.2, (the “Station Agreements”), constitutes a valid and binding obligation of the Equity Entities party thereto and, to the Knowledge of the Equity Entities, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally), is in full force and effect (subject to expiration or termination in accordance with its terms), and (except as set forth in Schedule 3.2(c) and except for those Station Agreements which by their terms will expire prior to the Closing Date or will be otherwise terminated prior to the Closing Date in accordance with the provisions hereof or at the direction of Buyer) may be transferred to the Buyer pursuant to this Agreement on terms and conditions no less favorable in any material respect than those contained in the relevant Station Agreement on the date hereof (as the Station Agreement may be modified prior to the Closing in accordance with the provisions of this Agreement), and which will not, by reason of assignment to Buyer, increase the obligations or liabilities of Buyer under such agreement in any material respect, and will be in full force and effect at the time of such transfer (subject to expiration or termination in accordance with its terms), in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party.
     (b) Each Equity Entity has fulfilled and performed in all material respects its obligations under each of the Station Agreements to which it is a party, and no Equity Entity is in, or alleged to be in, breach or default under any of the Station Agreements in any material respect and, to the Knowledge of the Equity Entities, no other party to any of the Station Agreements has committed a breach or default thereunder in any material respect that remains uncured, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach in any material respect by any Equity Entity or, to the Knowledge of the Equity Entities, by any such other party. The Equity Entities have delivered or made available to the Buyer complete and correct copies of each of the written Station Agreements, together with all amendments thereto, or true and complete memoranda describing the material terms of all oral Station Agreements, and all liabilities and obligations under such Station Agreements can be ascertained from such copies or memoranda. There are no oral contracts material to the operation of the Business, or the Stations. Except as otherwise disclosed on Schedule 2.2 and Schedule 3.26, the Station Agreements as amended through the date of this Agreement will not be modified or renewed without Buyer’s written consent, which consent shall not be unreasonably withheld or delayed, except the Equity Entities shall be permitted to renew any Station Agreement that pursuant to its terms renews automatically on a month-to-month basis or any agreements that if not renewed would materially alter the operation of the Stations.
     Section 3.19 No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 3.19 and for such matters as have been remedied or cured, the Equity Entities have complied in all material respects with all, and are not in material violation of any, laws, regulations, rules, writs, injunctions, ordinances, franchises, decrees or orders of any court or of any foreign, federal, state, municipal or other Governmental Body which affect or are applicable to the Purchased Assets, the Stations or the Business, and, without limiting the generality of the foregoing:
     (a) There are no unsatisfied judgments outstanding against the Equity Entities, the Purchased Assets, the Stations or the Business that might adversely affect the continued operation of the Stations or impair the value of the Purchased Assets or that might adversely affect the Equity Entities’ ability to perform in accordance with this Agreement;
     (b) There are no lawsuits, suits or proceedings pending or, to the Knowledge of the Equity Entities, threatened against the Equity Entities in respect of the Purchased Assets, the Stations or the Business that could adversely affect the continued operation of the Stations or impair the value of the Purchased Assets or that could adversely affect the Equity Entities’ ability to perform in accordance with this Agreement (other than any of the foregoing generally affecting similarly-situated companies and that are not specific to the Equity Entities);
     (c) There are no claims or investigations pending or, to the Knowledge of the Equity Entities, threatened against the Equity Entities in respect of the Purchased Assets, the Stations or the Business that could adversely affect the continued operation of the Stations or impair the value of the Purchased Assets or that could adversely affect the Equity Entities’ ability to perform in accordance with this Agreement (other than any of the foregoing generally affecting similarly-situated companies and that are not specific to the Equity Entities);
     (d) As of the date of this Agreement there is no action, suit or proceeding pending or, to the Knowledge of the Equity Entities, threatened, that questions the legality or propriety of the transactions contemplated by this Agreement (other than any of the foregoing generally affecting similarly-situated companies and that are not specific to the Equity Entities or this Agreement);
     (e) All of the Stations’ transmitting and studio equipment is operating in all material respects in accordance with the terms and conditions of the FCC Licenses and all underlying construction permits, and the rules, regulations and policies of the FCC, including, without limitation, all regulations concerning equipment authorization, and is in compliance with all Environmental Laws. To the Knowledge of the Equity Entities, none of the Stations is causing interference in violation of FCC rules to the transmission of any other broadcast station or communications facility. The Equity Entities have not received any written complaints with respect thereto, and, to the Knowledge of the Equity Entities, no other broadcast station or communications facility is causing interference in violation of FCC rules to the Stations’ transmissions or the public’s reception of such transmissions. The Equity Entities have no reason to believe that the Stations are receiving or in the future may receive any objectionable interference based on the manner in which the Stations and other full power, low power and Class A televisions in the Stations’ markets are authorized to operate as of the date of this Agreement. KPOU is not short-spaced, on a grandfathered basis or otherwise, to any existing station, outstanding construction permit, or pending application therefor, domestic or international, or to any existing or proposed broadcast channel allotment, domestic or international;
     (f) The Equity Entities have, in the conduct of the Business and the operation of the Stations, complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor;
     (g) Except as set forth on Schedule 3.19, the Equity Entities have not received any notification from the FCC that the Equity Entities’ employment practices fail to comply with FCC rules and policies that remains pending and unresolved;
     (h) All material ownership reports, employment reports, tax returns and other material documents required to be filed by the Equity Entities with the FCC or other Governmental Body with respect to the Stations or the Business have been filed. The public inspection file for KPOU is complete in all material respects. At the time of filing, all information provided by the Equity Entities, and to the Knowledge of the Equity Entities, all information provided by unaffiliated third parties, contained in the foregoing documents was true, complete and accurate in all material respects and was updated to the extent required by the Communications Act and the rules and regulations of the FCC as circumstances may have changed during the pendency thereof; and
     (i) To the Knowledge of the Equity Entities, all towers and other structures on the Real Property are painted and lighted in accordance with the requirements of the FCC Licenses, the FCC, FAA and all applicable requirements of federal, state and local law in all material respects. Except as set forth on Schedule 3.9(b), appropriate notification to the FAA has been filed for such towers where required by the FCC’s rules and regulations.
     Section 3.20 Insurance. Set forth on Schedule 3.20 is an accurate and complete list of the policies of fire and extended coverage and casualty, liability and other forms of insurance that the Equity Entities maintain as of the date of this Agreement in respect of the Purchased Assets, the Stations or the Business, in such amounts and against such risks and losses as will provide adequate insurance coverage for the replacement cost of the Purchased Assets, the Stations or the Business with respect to all risks normally insured against by a Person or entity carrying on the same business as the Equity Entities. All insurance policies listed on Schedule 3.20 are in full force and effect, and there are no outstanding claims under any insurance policy or default with respect to provisions in any such policy which claim or default individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Purchased Assets, the Stations or the Business.
     Section 3.21 Employee Plans; ERISA.
     (a) Schedule 3.21 lists all compensation and benefit plans, programs, arrangements, contracts, agreements, understandings, commitments and policies sponsored, administered, maintained, or contributed to, by or on behalf of the Equity Entities, any of their subsidiaries, any ERISA Affiliate or any of its subsidiaries as of the date hereof (including “employee benefit plans” within the meaning of Section 3(3) of ERISA, all pension, profit sharing, savings and thrift, bonus, stock or cash based incentive, deferred compensation, stock option, stock purchase, stock ownership, restricted stock, stock appreciation, phantom stock, fringe benefits, vacation, retention, change in control, workers’ compensation, unemployment compensation, post-retirement, severance pay, retention pay, and medical, disability, accident and life insurance plans) relating to the Business or any of the Stations for the benefit of any former or current employees of the Equity Entities or their respective dependents (collectively, the “Employee Plans”).
     (b) None of the Equity Entities nor any ERISA Affiliates (i) has ever sponsored, administered, maintained, contributed to, been obligated to contribute to, participated in or agreed to participate in, any Employee Plan that is subject to Title IV of ERISA, or a multi-employer plan (as defined in Section 3(37) of ERISA) relating to the Business or any of the Stations or (ii) except as set forth on Schedule 3.21, has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits in connection with the Business or any of the Stations. None of the Equity Entities nor any ERISA Affiliate has withdrawn from a multi-employer plan within the meaning of Section 414(f) of the Code, which withdrawal could impose liability on the Buyer. No Employee Plan of the Equity Entities is a multiple employer plan within the meaning of Section 413(c) of the Code. No Employee Plan of the Equity Entities is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.
     (c) Each Employee Plan that is intended to be qualified under Code Section 401(a) is so qualified and has been so qualified during the period from its adoption to date and is the subject of a favorable determination letter. Each such plan has been administered in accordance with its terms and in substantial compliance with applicable law, except where the failure to so administer such plan has been corrected in accordance with the IRS’s Employee Plans Compliance Resolution System. Except as set forth in Schedule 3.21, (i) none of the Equity Entities nor any ERISA Affiliate has or had any liability for unpaid contributions with respect to any Employee Plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA; (ii) the Equity Entities and any ERISA Affiliates have made all required contributions under such plan for all periods; and (iii) proper accruals have been made and are reflected on the appropriate balance sheet, books and records.
     (d) No plan that is an employee benefit plan under Section 3(3) of ERISA listed in Schedule 3.21 has engaged in a transaction that is a prohibited transaction, as defined in Section 406 of ERISA and Section 4975 of the Code, for which there is no exemption and with respect to which the Equity Entities have on the date hereof incurred any Liability that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect upon the Purchased Assets, the Stations or the Business (taken as a whole).
     Section 3.22 Environmental Protection. In respect of the Business, the Real Property, and the Purchased Assets, except as set forth in Schedule 3.22:
     (a) The operation of the Business and the use of the Real Property by the Equity Entities and, to the Knowledge of the Equity Entities, by all of their predecessors, is and at all times has been in material compliance with all applicable Environmental Laws, the Equity Entities hold all Permits required under Environmental Laws for the operation of the Business, and no modification or change to the operations of the Business will be required upon the renewal of any such Permits other than modifications or changes required due to changes in law occurring after the date hereof.
     (b) (i) No claims arising under Environmental Laws are pending or, to the Knowledge of the Equity Entities, threatened, (ii) there are no writs, injunctions, decrees, orders or judgments outstanding or, to the Knowledge of the Equity Entities, threatened relating to compliance with or liability under any Environmental Laws, and (iii) the Equity Entities do not have any material liability under any Environmental Law.
     (c) To the Knowledge of the Equity Entities, there have been no Releases of Hazardous Materials in, on or under the Real Property that could result in any material investigation or material remedial action by any Governmental Body or third party pursuant to any Environmental Law.
     (d) No facility or Real Property of the Equity Entities nor, to the Knowledge of the Equity Entities, any facility or property to which the Equity Entities transported, recycled, or disposed, or arranged for the transportation, recycling, or disposal of any Hazardous Materials, is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA), or on any other similar federal, tribal, state, or local list of sites requiring remediation.
     (e) (i) There are no structures, improvements, equipment, fixtures, facilities, or Personal Property on any Real Property that are constructed with, use or otherwise contain radioactive materials, lead or urea formaldehyde unless the same are in good condition, ordinary wear and tear excepted, and in compliance with Environmental Laws, and (ii) there are no asbestos-containing materials, polychlorinated biphenyls, or underground storage tanks (whether active or abandoned), or underground piping associated with such tanks on the Real Property.
     (f) There are no liens, restrictive covenants or other land use restrictions under Environmental Laws on any of the Real Property, and no actions by a Government Body or third person have been taken, or, to the Knowledge of the Equity Entities, are in process and could subject any of such properties to such liens, restrictive covenants or other land use restrictions.
     (g) The Equity Entities have not released any person nor waived any rights or defenses with respect to any Environmental Conditions or any claim arising under any Environmental Law.
     (h) There is no Environmental Report in the possession or control of the Equity Entities or any of their Affiliates relating to the Business, the Stations, the Real Property, or the Purchased Assets, that has not been delivered or made available to Buyer.
     (i) The operation of no Station by itself exceeds permissible levels of exposure to RF radiation specified in either the FCC’s rules, regulations and policies concerning RF radiation or any other applicable Environmental Laws, and the Equity Entities have no Knowledge that any other users of the towers from which the Stations transmit cause such towers to exceed such levels.
     Section 3.23 Insolvency Proceedings. Neither the Equity Entities nor the Purchased Assets are the subject of any pending or threatened insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary. None of the Equity Entities has made an assignment for the benefit of creditors or taken any action in contemplation of or that would constitute a valid basis for the institution of any such insolvency proceedings. Immediately after giving effect to this transaction, each of the Equity Entities (i) will have sufficient capital to carry on its business and transactions, (ii) will be able to pay its debts as they mature or become due, and (iii) will own assets the fair value of which will be greater than the sum of all liabilities (including contingent liabilities) not specifically assumed by Buyer pursuant to the terms of this Agreement. None of the Equity Entities is insolvent nor will it become insolvent as a result of entering into or consummating this transaction.

     Section 3.24 Citizenship. None of the Equity Entities is a “foreign person” as defined in Section 1445(f)(3) of the Code. On the Closing Date, the Equity Entities will deliver to Buyer an affidavit to that effect, verified as true and sworn to under penalty of perjury by a duly-authorized officer of each Equity Entity. The affidavit shall also set forth the name, address, taxpayer identification number, and such additional information as may be required to exempt the transaction from the withholding provisions of Section 1445 of the Code. Buyer shall have the right to furnish copies of the affidavit to the Internal Revenue Service.
     Section 3.25 No Misleading Statements. No representation or warranty or other statement made by, nor any information provided to Buyer by, the Equity Entities in this Agreement or in any document, instrument, or certificate provided to Buyer in writing pursuant to this Agreement, contains any untrue statement of a material fact or omits a material fact necessary in order to make such statements or information not misleading in any material respect.
     Section 3.26 Transactions with Affiliates. Except as set forth on Schedule 3.26, no Affiliate of the Equity Entities provides any goods or services or owns or leases property or is a party to any contract affecting the operation of the Purchased Assets, the Stations or the Business.
     Section 3.27 No Finder None of the Equity Entities, nor any party acting on behalf of the Equity Entities, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement, except for the 5% commission fee due Arkansas Media, LLC, which shall be paid out of the proceeds of this transaction by Seller. Should this Agreement be terminated and the Deposit is delivered to the Sellers pursuant to Section 2.5(c), Arkansas Media, LLC, shall receive half of the Deposit and Equity Entities shall receive the balance.
     Section 3.28 Cable and Satellite Matters. Schedule 3.28 lists all MVPDs currently carrying any of the Stations’ signal and all elections or agreements relating to such carriage. True and complete copies of any and all retransmission consent agreements relating to the Stations have been supplied to the Buyer. The Sellers promptly will supply Buyer with any and all additional retransmission agreements, amendments, follow-on or replacement agreements entered into by any of Sellers with any MVPD prior to the Closing Date. The Equity Entities know of no reason such carriage will not continue after the Closing Date, in the same manner and form it is currently carried, and will notify Buyer immediately upon the termination or discontinuance of any current MVPD carriage or carriage arrangement.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES
OF BUYER
     As an inducement to the Equity Entities to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer makes the following representations and warranties to the Equity Entities, all of which shall be true, correct, and complete as of the date hereof and as of the Closing, except as otherwise specifically provided:
     Section 4.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington. Buyer has the requisite corporate power and authority to own or lease and to operate the properties and assets used in connection with its business as currently being conducted or to be acquired pursuant hereto, and as of Closing will have authority to do business in the States of Oregon and Idaho.

     Section 4.2 Authority of Buyer
     (a) Buyer has the requisite corporate power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto (collectively, the “Buyer Ancillary Agreements”), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.
     (b) The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by all necessary action of Buyer and do not require any further authorization or consent of Buyer or its shareholder. This Agreement is, and each other Buyer Ancillary Agreement when executed and delivered by Buyer and the other parties thereto will be, a legal, valid and binding agreement of Buyer enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     (c) Except as set forth in Schedule 4.2, none of the execution and delivery by Buyer of this Agreement and the other Buyer Ancillary Agreements, the consummation by Buyer of any of the transactions contemplated hereby or thereby or compliance by Buyer with or fulfillment by Buyer of the terms, conditions and provisions hereof or thereof will:
     (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any assets of Buyer under, the organizational documents of Buyer, any indenture, note, mortgage, lease, guaranty or material agreement, or any judgment, order, award or decree, to which Buyer is a party or any of the assets of Buyer is subject or by which Buyer is bound, or any statute, other law or regulatory provision affecting Buyer or its assets; or
     (ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental or regulatory authority or body, except for such of the foregoing as are necessary pursuant to the Communications Act.
     Section 4.3 Litigation. Buyer is not a party to any action, suit or proceeding pending or, to the knowledge of Buyer, threatened which, if adversely determined, would reasonably be expected to materially restrict the ability of Buyer to consummate the transactions contemplated by this Agreement. There is no order to which Buyer is subject that would reasonably be expected to restrict the ability of Buyer to consummate the transactions contemplated by this Agreement.
     Section 4.4 No Finder. Neither Buyer nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.
     Section 4.5 Qualifications as FCC Licensee. To Buyer’s knowledge, there is no fact or circumstance relating to the Stations, Buyer or any of its Affiliates that would cause the FCC not to grant the applications in the ordinary course. Buyer is eligible to hold the FCC licenses and/or authorizations for all of the Stations without any waiver of any FCC ownership or other rule or regulation currently in effect.
ARTICLE 5.
ACTION PRIOR TO THE CLOSING DATE
     The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:
     Section 5.1 Investigation of the Business. Upon the request of Buyer, the Equity Entities shall afford to the officers, employees and authorized representatives of Buyer (including, without limitation, independent public accountants, attorneys and consultants) reasonable access during normal business hours, and upon not less than 24-hours prior notice, to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Business to the extent Buyer shall reasonably deem necessary or desirable and shall furnish to Buyer or its authorized representatives such additional information concerning the Business as shall be reasonably requested; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Equity Entities. It is expressly understood that, pursuant to this Section 5.1, Buyer, at its sole expense, shall be entitled to make such engineering inspections of the Stations, such inspections of the Stations for the purpose of appraising the Purchased Assets and such audits of the Stations’ financial records as Buyer may desire, so long as the same do not unreasonably interfere with the operation of the Stations; provided, that neither the furnishing of such information to Buyer or its representatives nor any investigation made heretofore or hereafter by Buyer shall affect Buyer’s right to rely upon any representation or warranty made by the Equity Entities in this Agreement, each of which shall survive any furnishing of information to Buyer or its agents, or any investigation by Buyer or its agents, subject to Section 11.1 hereof. In the event Buyer discovers any discrepancy or any information during such investigation that Buyer reasonably believes to be a violation of the terms and conditions of this Agreement, Buyer agrees to immediately disclose such discrepancy or information to the Sellers and to either (i) give the Sellers the opportunity to correct such discrepancy or problem subject to the cure provisions set forth herein, or in the alternative, to (ii) notify the Sellers that Buyer is waiving such finding as a condition to Closing.
     Section 5.2 Preserve Accuracy of Representations and Warranties. The Equity Entities shall refrain from taking any action that would render any representation or warranty contained in Article 3 hereof inaccurate, and Buyer shall refrain from taking any action that would render any representation or warranty contained in Article 4 hereof inaccurate. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. The Equity Entities shall promptly notify Buyer, and Buyer shall promptly notify the Equity Entities, of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against the other which would have been listed in Schedule 3.19 or would be an exception to Section 4.3 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.
     Section 5.3 FCC Consent; Other Consents and Approvals.
     (a) As promptly as practicable after the date of this Agreement, but in any event no later than five (5) business days thereafter, the Equity Entities and Buyer shall file with the FCC an application requesting its consent to the assignment of the FCC Licenses (and any extensions or renewals thereof) to Buyer from the Equity Entities (the “Transfer Application”). The Equity Entities and Buyer will cooperate in the preparation of such Transfer Applications and will diligently take and will cooperate in the taking of all reasonable steps necessary to prosecute expeditiously the Transfer Applications and will use their reasonable best efforts to obtain promptly the FCC’s consent and approval of the Transfer Applications. Any fees assessed by the FCC incident to the filing or grant of such applications shall be borne equally by Buyer and the Equity Entities, with each party responsible for one half of any such fees assessed; provided, however, that Buyer will reimburse the Equity Entities for Buyer’s share of such fees paid by the Equity Entities, and the Equity Entities will reimburse the Buyer for Equity Entities’ share of such fees paid by the Buyer. The Equity Entities and Buyer shall make available to each other, promptly after the filing thereof, copies of all reports filed by it or their Affiliates on or prior to the Closing Date with the FCC in respect of the Stations.
     (b) The Equity Entities and the Buyer shall each use reasonable best efforts to obtain any consents, amendments or permits from Governmental Bodies which are required by the terms thereof or this Agreement for the consummation of the transactions contemplated by this Agreement, and shall jointly, diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.
     Section 5.4 Operations of the Stations Prior to the Closing Date.
     (a) Prior to the Closing Date, the Equity Entities shall, consistent with past practice, use their reasonable best efforts to (subject to, and except as modified by, compliance with the other covenants contained in this Agreement):
     (i) continue to promote and conduct advertising on behalf of the Stations and the Business at levels substantially consistent with past practice;
     (ii) maintain the business organization of the Stations intact;
     (iii) preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Business or the Stations;
     (iv) maintain the employment of each current employee who is necessary for the continued operation of the Business or the Stations as currently operated (any voluntary departure of any employee or discharge of any employee for cause between the date hereof and the Closing excepted);
     (v) take reasonable measures consistent with past practice to preserve the Stations’ present customers and business relations;
     (vi) perform all Station Agreements without material default and pay all trade accounts payable in a timely manner; provided, however, that the Equity Entities may dispute, in good faith, any of their alleged obligations; and
     (vii) to the extent possible, run off all outstanding advertising due under trade and barter agreements.

     (b) Prior to the Closing Date, except as approved by Buyer pursuant to Section 5.4(c) or as expressly required or permitted by this Agreement, the Equity Entities shall:
     (i) operate and carry on the operations of the Stations and conduct the Business only in the ordinary course consistent with past practices (subject to, and except as modified by, compliance with the other covenants contained in this Agreement and FCC rules and regulations);
     (ii) subject to Section 11.12, maintain the Purchased Assets in their present condition (reasonable wear and tear in normal use excepted);
     (iii) subject to Section 11.12, continue making capital expenditures at budgeted levels;
     (iv) maintain their respective books and records in the usual and ordinary manner, on a basis consistent with prior periods;
     (v) comply in all material respects with all laws, rules, ordinances and regulations applicable to it, to the Purchased Assets, the Business and the operation of the Stations;
     (vi) retain the Stations’ libraries of recordings and other programming;
     (vii) maintain the present character and entertainment format of the Stations and the quality of their programs;
     (viii) maintain all inventories of supplies and spare parts at levels consistent with the Stations’ prior practices; and
     (ix) prepare and file all Tax Returns that pertain to the Purchased Assets.
     (c) Notwithstanding Section 5.4(a) and (b), and subject to the Communications Act and the rules and regulations of the FCC, except as expressly contemplated by this Agreement, without the express prior written approval of the Buyer, the Equity Entities in respect of the Stations shall not:
     (i) make any material change in the Business or the operations of the Stations;
     (ii) make any capital expenditure, or enter into any contract or commitment therefor, in excess of $25,000 in the aggregate (provided that Buyer’s consent shall not be required for capital expenditures made as required by Section 5.4(b)(iii) and for repairs reasonably necessary to keep the Stations’ transmission facilities operating after any loss, damage, or equipment failure, subject to the terms and conditions set forth herein);
     (iii) enter into any contract for the purchase of real property or exercise any option to extend a lease listed in Schedules 3.10(d) unless necessary to continue the operations of the Stations;
     (iv) sell, lease (as lessor), transfer or otherwise dispose of (including any transfers to any Affiliates of the Equity Entities), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Purchased Assets, other than Excluded Assets and other than inventory and personal property sold or otherwise disposed of or consumed in the ordinary course of the Business and other than Permitted Encumbrances;
     (v) create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money (other than money borrowed or advances from the other of Equity Entities or any Affiliate of the Equity Entities in the ordinary course of the Business);
     (vi) institute any material increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to their employees, other than in the ordinary course of the Business or as required by any such plan or Requirements of Law;
     (vii) make any material change in the compensation of their employees, other than changes made in accordance with normal salary adjustments and consistent with past compensation practices or as required by contracts set forth on Schedule 3.17(a);
     (viii) acquiesce in any infringement, unauthorized use or impairment of the Intellectual Property or change the Stations’ call signs;
     (ix) make a Tax election, settle any material controversy with any taxing authority or change accounting methods or procedures if the election, settlement or change pertains to the Purchased Assets;
     (x) except as required by law, recognize any labor organization as the collective bargaining representative of any group of employees of the Stations; or
     (xi) enter into any contract or agreement of the nature of such contracts and agreements as are described in Section 3.17(b)(i) through (xi).
     Section 5.5 Third Party Consents. The Equity Entities shall use their commercially reasonable efforts to obtain the consents of the other contracting parties to the transactions contemplated hereby to the extent required by the Station Agreements requiring such consent. The delivery of such consents with respect to the Station Agreements that are identified on Schedule 3.17(a) to be material to the operation of the Stations (“Material Station Agreements”) shall, pursuant to Section 8.6, be a condition to Buyer’s obligation to close. To the extent that transfer or assignment hereunder by the Equity Entities to Buyer of any Station Agreement or license is not permitted or is not permitted without the consent of another Person, this Agreement shall not be deemed to constitute an undertaking to assign the same if such consent is not given or if such an undertaking otherwise would constitute a breach thereof or cause a loss of benefits thereunder. If, other than with respect to the Material Station Agreements, any such third party consent, approval or waiver is not obtained before the Closing, for a period continuing until the earlier of the first anniversary of the Closing Date or such consent, approval or waiver is obtained, the parties shall use their commercially reasonable efforts in good faith to cooperate, and to cause each of their respective Affiliates to cooperate, in effecting any lawful arrangement to provide to Buyer the economic benefits of the Station Agreements for which third party consents, approvals, and waivers are being sought after Closing, and Buyer shall, to the extent Buyer is provided with the benefits thereunder, assume and discharge the obligations under the Station Agreements after the Closing Date.

     Section 5.6 FCC Matters. The Equity Entities shall diligently prosecute all FCC applications relating to the Construction Permits. The Equity Entities shall, upon Buyer’s reasonable request and to the extent the Equity Entities determine is commercially reasonable, duly execute and authorize the filing with the FCC of such applications, pleadings, or other papers as Buyer may from time to time prepare in connection with plans, if any, that Buyer may develop to change the call sign or modify the facilities (including channel, class, equipment, antenna location and/or community of license) of the Stations (the “Additional Filings”). Buyer and the Equity Entities agree that the grant by the FCC of any Additional Filings shall not be made a condition precedent to Closing. The parties further agree that if Buyer requests any modification to be made to the facilities for KPOU-LP, Salem, Oregon, including but not limited to a relocation of the transmission facilities to the KATU tower site in Portland, Oregon, then Buyer shall be required to enter into a commercially reasonable lease with the Equity Entities for a term of ten years and a monthly lease payment not to exceed Five Hundred Dollars ($500) per month, which lease shall be in effect regardless of the ability of the parties to close under this Agreement. The Equity Entities shall cooperate with Buyer on such Additional Filings and shall interpose no objections to any Additional Filings, including any amendments thereto and appeals thereof. Buyer shall bear all costs and expenses of preparation, filing and prosecution of any Additional Filings and all costs and expenses relating to the construction, development and modification of such facilities in connection with such Additional Filings. The Equity Entities shall not make any filings with the FCC without the prior written approval of Buyer, other than filings to renew existing licenses and FCC regulatory fee filings and other filings required by the FCC. The Equity Entities will deliver to Buyer, promptly after filing, copies of any reports, applications or responses to the FCC or any communications from the FCC or any other party directed to the FCC related to the Stations which are filed or received between the date of this Agreement and the Closing Date. The Equity Entities shall not, directly or indirectly, engage in or willingly permit any activity that could adversely affect any of the Stations’ service areas or MVPD carriage or any of the FCC Licenses or Construction Permits, or that could result in a Material Adverse Effect. The Equity Entities shall use best efforts to cure promptly all operating problems, if any, that may permit, after notice from the FCC or any other governmental body, the revocation, termination, suspension, or adverse modification of any of the FCC Licenses or the imposition of any restriction or limitation upon the operation of any of the Stations. The Equity Entities shall vigorously oppose all applications, proposals, or proceedings, if any, that could adversely affect the service area or MVPD carriage of any of the Stations. The Equity Entities shall take all steps necessary to preserve each Station’s television allotments, authorizations, and operations, as applicable, including compliance with all FCC deadlines pertaining to such allotments, authorizations, or operations.
     Section 5.7 Public Announcement. None of the Equity Entities, Buyer or any of their Affiliates shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law (including any filing to be made with the FCC) or by the rules, regulations or policies of any national securities exchange or association, in which case the other party shall be advised and the parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued.
     Section 5.8 Administrative Violations. If the Equity Entities receive any finding, order, complaint, citation or notice prior to the Closing Date which states that any aspect of the Stations’ operations violates any rule or regulation of the FCC or of any other Governmental Body (an “Administrative Violation”), the Equity Entities shall promptly notify Buyer of the Administrative Violation, shall remove or correct the Administrative Violation (provided, however, that the Equity Entities may dispute, in good faith, the findings of any Administrative Violation), and be responsible for the payment of all costs associated therewith, including any fines or back pay that may be assessed;

provided, however, that nothing in this Section shall relieve the Equity Entities of their obligations with respect to the representations and warranties contained herein.
     Section 5.9 Adverse Developments. The Equity Entities shall promptly notify Buyer of any materially adverse developments that occur prior to Closing with respect to the Purchased Assets, or the operation of the Stations or the Business, or with respect to the Transfer Application, including, without limitation, any material interruption in the normal and usual operations of any of the Stations or any actual or threatened material reduction in MVPD carriage of any of the Stations; provided, however, that compliance with the disclosure requirements of this Section 5.9 shall not relieve the Equity Entities of any obligation with respect to any representation, warranty or covenant of the Equity Entities in this Agreement or waive any condition to Buyer’s obligations under this Agreement.
     Section 5.10 Additional Covenant. The Equity Entities and Buyer shall use all commercially reasonable efforts to cause the consummation of the transactions contemplated by this Agreement. The Equity Entities and Buyer shall not take any action that is inconsistent with their obligations under this Agreement in any material respect or that could reasonably be expected to materially hinder or materially delay the consummation of the transactions contemplated by this Agreement. Buyer shall not acquire any assets that would result in ownership interests that would become attributable to Buyer and would require Buyer to obtain a waiver of the FCC rules to be granted prior to Closing.
     Section 5.11 No Solicitation Covenant. The Equity Entities shall not, and each shall use its best efforts to cause its Affiliates, representatives and agents (including, without limitation, investment bankers, attorneys and accountants) not to, directly or indirectly, through any officer, director, member, partner, agent or otherwise, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals or offers by, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than the Buyer and its representatives and agents, concerning (i) any sale of all or any portion of the Purchased Assets including without limitation the Business and the Stations, (ii) any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Purchased Assets, the Business or the Stations to a party other than Buyer, or (iii) any transaction that would have an effect similar to the transactions described in (i) or (ii) (each such transaction being referred to herein as a “Proposed Acquisition Transaction”); provided that communication solely of the negative covenant in this Section 5.11 shall not be a violation hereof. The Equity Entities hereby represent that they are not engaged in discussions or negotiations with any party other than Buyer with respect to any Proposed Acquisition Transaction. Notwithstanding the foregoing, the Equity Entities’ discharge of their obligations under existing agreements with Univision Network Limited Partnership and Belo Broadcasting Company, complete copies of which have been provided to Buyer, shall not be a violation hereof.
     Section 5.12 Estoppel Certificates. The Equity Entities shall use commercially reasonable efforts to obtain executed versions of estoppel certificates from the landlords under the Real Property Leases in a form reasonably acceptable to Buyer.
     Section 5.13 Trade Agreements. From the date of the Agreement through the Closing, the Equity Entities shall not modify or amend any existing Trade Agreements or enter into any new Trade Agreements (other than in the ordinary course of the Business or Trade Agreements that provide for termination upon thirty (30) days notice without financial penalty) without the prior written consent of the Buyer which shall not be unreasonably withheld or delayed.

ARTICLE 6.
ADDITIONAL AGREEMENTS
     Section 6.1 Taxes; Sales, Use and Transfer Taxes.
     (a) The Equity Entities shall pay after the Closing when due all Taxes for taxable periods ending on or prior to the Closing Date and for Pre-Closing Straddle Periods that have given rise to, or will give rise to an Encumbrance on the Purchased Assets in the hands of Buyer after the Closing Date. Notwithstanding the foregoing, no payments shall be required to be made for Taxes pursuant to the preceding sentence to the extent such Taxes are to be prorated pursuant to Section 2.11 of this Agreement. For purposes of this Agreement, in the case of Taxes that are payable with respect to a Straddle Period, the portion of such Tax allocable to the Pre-Closing Straddle Period shall (a) in the case of any Taxes based on the value of property, such as property or ad valorem Tax, be deemed to be the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and the denominator of which is the number of days in the Straddle Period and (b) in the case of any other Tax, such as income, sales or gross receipts, be deemed to equal the amount that would be payable if the taxable year ended as of the end of the Closing Date.
     (b) Subject to the other provisions of this Section 6.1, Buyer shall notify the Equity Entities of any Tax obligation to be paid pursuant to Section 6.1(a) within a reasonable time prior to the date such payment is due and the Equity Entities shall wire transfer funds to Buyer for value no later than two (2) days before such payments are due.
     (c) To the extent that the amount of any adjustment made to the Purchase Price in favor of Buyer pursuant to Section 2.11 in respect of any Tax exceeds the amount actually payable with respect to the period covered by such calculation, Buyer shall promptly reimburse the Equity Entities for the full amount of such excess.
     (d) Buyer and the Equity Entities shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Return related to the Stations or the Purchased Assets and any audit, litigation or other proceeding with respect to Taxes that relates to the Stations or the Purchased Assets. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to the preparation of any Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
     (e) Any sales, use or other transfer Taxes payable by reason of transfer and conveyance of the Business, the Stations or the Purchased Assets hereunder and any documentary stamp or transfer Taxes payable by reason of the real estate or interests therein included in the Purchased Assets shall be paid by the Equity Entities. Except as otherwise provided in Section 5.3, all fees relating to any filing with any Governmental Body required for transfer and conveyance of the Business, the Stations or the Purchased Assets hereunder shall be paid by the Equity Entities.
     Section 6.2 Employees; Employee Benefit Plans.
     (a) Buyer shall have no obligation to hire any of Seller’s employees and shall have no liabilities of any kind in connection with any such employees arising from their employment by the Equity Entities.

     (b) Buyer shall not be obligated to provide, nor shall assume any obligation or liability relating to COBRA Coverage for an employee of the Equity Entities or the Stations or any beneficiary who incurs a qualifying event in connection with the transactions contemplated by this Agreement.
     (c) The Equity Entities shall be solely responsible for the Employee Plans or workers compensation arrangements and all obligations and liabilities thereunder and any claims arising from employment, termination of employment or application of employment, with the Equity Entities. Buyer shall not assume any such obligations, liabilities or claims. The Equity Entities shall be solely responsible for all obligations and liabilities associated with any employees of the Equity Entities. The Equity Entities shall be responsible for, shall indemnify Buyer for and shall hold harmless Buyer from and against any adverse consequences that Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by, any actions taken by the Equity Entities or the Stations or any ERISA Affiliate with respect to an Employee Plan.
     (d) The Equity Entities shall be responsible for all liabilities or obligations under the Worker Adjustment and Retraining Notification Act and any state or local law similar to such Act, and any similar obligations arising by contract or regulation resulting from their actions contemplated by this Agreement.
     (e) The Equity Entities will remain responsible for (i) all benefits payable to their employees who, as of the close of business on the day immediately preceding the Closing Date, were determined to be disabled in accordance with the applicable provisions of the health, accident, sickness, salary continuation, or short-term or long-term disability benefit plans or programs of the Equity Entities, and (ii) all benefits payable to their employees, who as of the close of business on the business day immediately preceding the Closing Date, were receiving short-term disability benefits in accordance with the applicable provisions of the short term disability benefit plans or programs of the Equity Entities; and (iii) all benefits payable to employees of the Equity Entities who, as of the close of business on the business day immediately preceding the Closing Date, were on any type of leave other than vacation leave. For purposes of this Agreement: (i) a claim for health benefits (including, without limitation, claims for medical, prescription drug and dental expenses) will be deemed to have been incurred on the date on which the related medical service or material was rendered to or received by the employee claiming such benefit, (ii) a claim for sickness or disability benefits based on an injury or illness occurring on or prior to the Closing Date will be deemed to have been incurred prior to the Closing Date, and (iii) in the case of any claim for benefits other than health benefits and sickness and disability benefits (e.g., life insurance benefits), a claim will be deemed to have been incurred upon the occurrence of the event giving rise to such claims. Notwithstanding the foregoing, such benefit responsibility shall only extend to the date when the disability condition in effect as of the Closing Date terminates. Nothing in this paragraph shall be construed to impose upon Buyer any liabilities that are Excluded Liabilities.
     (f) The Equity Entities shall be responsible for, and shall indemnify and hold Buyer harmless for, all claims, whether known or unknown, asserted or filed by employees, former employees or retired employees of the Equity Entities or the Stations with respect to events occurring or circumstances arising prior to Closing.
     Section 6.3 Control of Operations Prior to Closing Date. Notwithstanding anything contained herein to the contrary, no Closing shall be consummated prior to the grant by the FCC of the FCC Consent applicable to such Closing. The Equity Entities and Buyer acknowledge and agree that at all times commencing on the date hereof and ending on the Closing Date, neither Buyer nor any of its employees, agents or representatives, directly or indirectly, shall, or have any right to, control, direct or otherwise supervise, or attempt to control, direct or otherwise supervise any of the management or operations of the Stations, it being understood that the operation, management, control and supervision of all programs, equipment, operations and other activities of the Stations shall be the sole responsibility, and at all times prior to the Closing Date remain within the complete control and discretion, of the Equity Entities, subject to the terms of Section 5.4 of this Agreement.
     Section 6.4 Covenant Not to Compete.
     (a) For two years after the Closing Date, each Equity Entity and its Affiliates (each a “Covenantor”) shall not directly or indirectly (i) engage in any business or activity (whether by ownership, control, management, operation or financing of such business or activity) in a Station’s Nielson designated market area that would, directly or indirectly, compete with such Station, or (ii) for itself or on behalf of any other Person, hire or solicit any employee of Buyer or any of its Affiliates to leave the employment of Buyer or any of its Affiliates; provided, however, that this Section 6.4 shall not prohibit any Covenantor from making a general, public solicitation or a general industry-specific solicitation for employment; provided further, that the Equity Entities may build out permits that have been applied for (by either Equity Entities or Equity) and are pending as of the date of this Agreement, that are not yet granted by the FCC (“Build-out Permits”) and are located in the Stations’ Nielsen designated market area so long as such Build-out Permits do not relate to any Spanish-language programming or programming from the ABC, CBS, NBC, Fox, UPN, or WB networks. During the two year period defined in this paragraph, and upon receiving an offer for any of the Build-out Permits from a third party that the Equity Entities are willing to accept, Equity Entities will give Buyer a right of first refusal to purchase any of the Build-out Permits. If Buyer declines to exercise such right of first refusal, then the Equity Entities may transfer such Build-out Permits to such third party only if such third party agrees in writing to be bound by this Section 6.4 to the same extent as any Covenantor.
     (b) From and after the Closing, no Covenantor will disclose to any Person that is in competition in any respect, directly or indirectly, with the Stations, any proprietary information of the Stations (including information with respect to advertisers or financial affairs of the Stations) or any other confidential matter, obtained or developed by any of them prior to the Closing with respect to any aspect of the Stations’ business; provided, however, that any information related to the centralcasting technology is proprietary to Equity and may be used or disseminated however Equity wishes.
     (c) Each Covenantor acknowledges and agrees that if such Covenantor breaches any provision of this Section 6.4, any remedy at law would be inadequate and that Buyer, in addition to seeking monetary damages in connection with any such breach, shall be entitled to specific performance, and injunctive and other equitable relief, to prevent or restrain a breach of this Section 6.4 or to enforce the provisions hereof. The parties to this Agreement intend that the provisions of this Section 6.4 be enforced to the fullest extent permissible under the laws applied in each jurisdiction in which enforcement is sought. If any provision of this Section 6.4, or any part hereof, shall be held by a court of competent jurisdiction to be invalid or unenforceable, this Section 6.4 shall be amended to revise the scope of such provision to make it enforceable to the fullest extent permissible or, if necessary, to delete such provision or such part, such revision or deletion to apply only with respect to the operation of such provision in the jurisdiction of such court.
     (d) The parties acknowledge and agree that the restrictions contained in Section 6.4 are a reasonable and necessary protection of the immediate interests of Buyer, and any violation of these restrictions would cause substantial injury to Buyer, and Buyer would not have entered into this Agreement without receiving the additional consideration offered by each Covenantor binding itself to these restrictions.

     Section 6.5 Termination of Certain Arrangements. Except as otherwise may be agreed by the parties in this Agreement or otherwise (including the post-closing arrangements contemplated by Schedule 3.26), Buyer and the Equity Entities acknowledge and agree that any and all services provided by the Equity Entities or any of their Affiliates to the Stations and any other arrangements between the Equity Entities or their Affiliates and the Stations shall automatically be terminated effective as of the Closing without any additional actions by the parties, and that the Equity Entities and their Affiliates, on the one hand, and the Stations, on the other, shall have no further obligations or liabilities to each other from and after the Closing.
     Section 6.6 Public Filings. The Equity Entities acknowledge that Buyer may be obligated to use the pre-Closing financial statements of the Equity Entities and other information in connection with filings under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Public Filings”), to be issued or filed by Buyer. For a period of three (3) years from the Closing Date, the Equity Entities shall cooperate in a commercially reasonable manner with Buyer so that Buyer can obtain information sufficient for Buyer to prepare such Public Filings, in each case the out-of-pocket costs for which shall be borne solely by Buyer. The foregoing cooperation of the Equity Entities shall include (i) with respect to the period of time that the Station, the Purchased Assets and the Business was owned or controlled by an Equity Entity, compiling the requisite financial information, and (ii) granting Buyer and its accountants full and complete access to the books and records of the Equity Entities and to any personnel knowledgeable about such books and records (including the accountants of the Equity Entities), in each case, to the extent reasonably requested by Buyer and as pertaining to Stations. With respect to matters described in clause (i), for periods prior to the time the Station was owned or controlled by the Equity Entities, the Equity Entities agree to provide all relevant financial information in their possession with respect to such periods, to contact the former owners of the Station on behalf of Buyer and to assist Buyer in arranging access to financial information of such former owners.
     Section 6.7 Bulk Sales Act. The Equity Entities agree to jointly and severally indemnify, defend, and hold Buyer harmless against any claims, liabilities, costs, or expenses, including reasonable attorneys’ fees, that Buyer may incur as a result of the failure to comply with the bulk sales provisions of the Uniform Commercial Code or similar laws with respect to the transactions contemplated hereby.
     Section 6.8 Section 1031 Exchange. Buyer may elect to qualify the transactions contemplated by this Agreement under Section 1031 of the Code (the “1031 Exchange”). In such event, the Equity Entities will cooperate with Buyer, in a commercially reasonable manner, to the extent necessary to qualify for the 1031 Exchange. To that end, Buyer may, without the consent of any Equity Entity and in furtherance of the 1031 Exchange, assign this Agreement and convey the Purchased Assets to a Qualified Intermediary under Section 1031 of the Code and Treasury Regulations thereunder or an Exchange Accommodation Titleholder under Revenue Procedure 2000-37, at or prior to Closing, and the Equity Entities shall execute all documents, agreements or instruments reasonably requested by Buyer to complete such exchange. The Equity Entities shall not bear any cost, expense or liability in connection with the 1031 Exchange, and Buyer shall indemnify and hold the Equity Entities harmless from any such cost, expense, or liability. No assignment to a Qualified Intermediary or an Exchange Accommodation Titleholder shall deprive an Equity Entity of its rights or benefits, or relieve Buyer of any obligations or liabilities, under this Agreement, and nothing in this Agreement shall be construed as a representation or warranty of any party to any other party as to the tax characterization of any transaction. Nothing in this Section 6.8 shall be construed to permit Closing to be delayed for more than two (2) business days to accommodate documentation and implementation of the 1031 Transaction.

ARTICLE 7.
CONDITIONS PRECEDENT TO OBLIGATIONS
OF
THE EQUITY ENTITIES
     The obligations of the Equity Entities under this Agreement to consummate the Closing shall, at the option of the Equity Entities, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:
     Section 7.1 No Misrepresentation or Breach of Covenants and Warranties
     (a) There shall have been no material breach by Buyer in the performance of any of its respective covenants and agreements contained herein to be performed prior to the Closing that remains uncured as of the Closing.
     (b) Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (without regard to any materiality limitation contained in any representation or warranty) on the Closing Date as though made on the Closing Date (except to the extent that they expressly speak as of a specific date or time other than the Closing Date, in which case they need only have been true and correct in all material respects as of such specified date or time).
     (c) Buyer shall have delivered to the Equity Entities certificates, dated as of the Closing Date and signed on behalf of Buyer by its President or any Vice President, certifying that the conditions described in subsections (a) and (b) above have been satisfied.
     Section 7.2 No Restraint or Litigation
     (a) There shall not be in effect any preliminary or permanent injunction or other order, decree or ruling by a court of competent jurisdiction or by a Governmental Body, and no statute, rule, regulation or executive order shall have been promulgated or enacted by a Governmental Body, and there shall not be in effect any temporary restraining order of a court of competent jurisdiction, which, in any case, restrains or prohibits the transactions contemplated hereby.
     (b) There shall not be in existence any suit, action, proceeding or investigation instigated by a Governmental Body before any court or governmental agency or body to prohibit the transactions contemplated by this Agreement; provided, however, that this condition may not be invoked by the Equity Entities if any such action, suit, or proceeding was solicited or encouraged by, or instituted as a result of any act or omission of, the Equity Entities in breach of this Agreement.
     Section 7.3 FCC Consent. The FCC Consent shall have been granted without any condition or qualification that is materially adverse to the Equity Entities, except those that are customary in the assignment of television broadcast licenses or construction permits; provided, however, that in a Bifurcated Closing, this condition shall be satisfied for purposes of the Oregon Closing if such FCC Consent has been granted with respect to the Oregon Stations, regardless of whether such consent has been granted with respect to the Idaho Stations.
     Section 7.4 Payment. Buyer shall have delivered the applicable Purchase Price to the Equity Entities in accordance with Section 2.7.

     Section 7.5 Closing Documents. Buyer shall have delivered to the Equity Entities all of the closing documents specified in Section 2.8(b), all of which documents shall be dated as of the Closing Date, duly executed, and in a form customary in transactions of this type and reasonably acceptable to the Equity Entities.
     Section 7.6 Affiliation. Sellers and their affiliates shall have been fully released from their obligations under the Stations’ Univision or Telefutura Affiliation Agreements on and after the Closing Date, by virtue of an assumption of those agreements by Buyer or the granting of a written release by Univision.
     Notwithstanding the failure of any one or more of the foregoing conditions, to the extent permitted by law, the Equity Entities may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver; provided, that Closing shall be deemed a waiver of only such conditions; and provided, further, that the Equity Entities shall not be required to close on the Idaho Stations unless the Oregon Closing occurs.
ARTICLE 8.
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
     The obligations of Buyer under this Agreement to consummate the Closing shall, at the option of Buyer, be subject to the satisfaction on or prior to the Closing Date, of the following conditions:
     Section 8.1 No Misrepresentation or Breach of Covenants and Warranties.
     (a) There shall have been no breach by the Equity Entities in the performance of any of their covenants and agreements contained herein to be performed prior to the Closing that remains uncured as of the Closing except to the extent any such breach does not, individually or in the aggregate, have a Material Adverse Effect.
     (b) Each of the representations and warranties of the Equity Entities contained in this Agreement shall be true and correct in all respects (without regard to any materiality limitation contained in any representation or warranty) on the Closing Date as though made on the Closing Date (except to the extent that they expressly speak as of a specific date or time other than the Closing Date, in which case they need only have been true and correct in all respects as of such specified date or time) except to the extent any failure of such representation or warranty to be true and correct does not, individually or in the aggregate, have a Material Adverse Effect.
     (c) The Equity Entities shall have delivered to Buyer certificates, dated as of the Closing Date and signed on behalf of the Equity Entities by their President or any Vice President, certifying that the conditions described in subsections (a) and (b) above have been satisfied.
     Section 8.2 No Restraint or Litigation
     (a) There shall not be in effect any preliminary or permanent injunction or other order, decree or ruling by a court of competent jurisdiction or by a Governmental Body, and no statute, rule, regulation or executive order shall have been promulgated or enacted by a Governmental Body, and there shall not be in effect any temporary restraining order of a court of competent jurisdiction, which, in any case, restrains or prohibits the transactions contemplated hereby.

     (b) There shall not be in existence any suit, action, proceeding or investigation instigated by a Governmental Body before any court or governmental agency or body to prohibit the transactions contemplated by this Agreement; provided, however, that this condition may not be invoked by Buyer if any such action, suit, or proceeding was solicited or encouraged by, or instituted as a result of any act or omission of, Buyer in breach of this Agreement.
     Section 8.3 FCC Consent. The FCC Consent shall have become a Final Order without any condition or qualification that is materially adverse to any of Buyer, Buyer’s permitted assignees, or the Stations; provided, however, that in a Bifurcated Closing, this condition shall be satisfied for purposes of the Oregon Closing if the FCC Consent with respect to the Oregon Stations has become such a Final Order, regardless of whether such a Final Order has been granted with respect to the Idaho Stations.
     Section 8.4 Affiliate Agreement. Buyer shall have assumed the Univision Network Limited Partnership and Telefutura affiliation agreements that are currently in effect with Sellers or entered into new affiliation agreements with Univision and/or Telefutura.
     Section 8.5 Closing Documents. The Equity Entities shall have delivered to Buyer all of the closing documents specified in Section 2.8(a), all of which documents shall be dated as of the Closing Date, duly executed, and in a form customary in transactions of this type and reasonably acceptable to Buyer.
     Section 8.6 Third Party Consents. The Equity Entities shall have obtained all consents required under the Material Station Agreements in connection with the consummation of the Transaction (a “Required Consent”), such that after the Closing the Buyer will continue to enjoy all of their rights and privileges under the Material Station Agreements, subject only to the same obligations as are binding thereunder, on terms and conditions that are no less favorable in any material respect than those contained in such Material Station Agreements on the date of this Agreement (as it may be modified prior to the Closing in accordance with the provisions of this Agreement).
     Section 8.7 Broadcast Transmissions and MVPD Carriage. None of the broadcast transmissions of any of the Stations shall have been materially impaired for more than one hundred twenty (120) hours in the aggregate since the date hereof, and no actual or threatened material reduction in MVPD carriage of any of the Station shall have occurred since the date hereof.
     Notwithstanding the failure of any one or more of the foregoing conditions, to the extent permitted by law, Buyer may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver; provided, that Closing shall be deemed a waiver of any such conditions; and provided, further, that the Equity Entities shall not be required to close on the Idaho Stations unless the Oregon Closing occurs.
ARTICLE 9.
INDEMNIFICATION
     Section 9.1 Indemnification by Equity Entities.
     (a) The Equity Entities agree jointly and severally to indemnify and hold harmless Buyer from and against any and all Losses and Expenses incurred by Buyer in connection with or arising from:

     (i) any breach by the Equity Entities of, or any other failure of the Equity Entities to perform, any of their covenants, agreements or obligations in this Agreement or in any Equity Ancillary Agreement;
     (ii) any breach of any warranty or the inaccuracy of any representation of the Equity Entities contained in this Agreement or any certificate delivered by or on behalf of the Equity Entities pursuant hereto;
     (iii) any Encumbrances on the Purchased Assets except for Permitted Encumbrances;
     (iv) any Administrative Violation or alleged Administrative Violation of the Equity Entities occurring prior to the Closing Date;
     (v) the litigation described on Schedule 3.19;
     (vi) the Excluded Liabilities; and
     (vii) any and all obligations of the Equity Entities to, or claims for payment of fees or commissions by, any of its employees, independent contractors, agents or Affiliates that arise in connection with the transactions contemplated by this Agreement.
     (b) Equity, by its execution of this Agreement, hereby absolutely and unconditionally guarantees the full performance by the Equity Entities of their respective obligations under Section 9.1(a).
     Section 9.2 Indemnification by Buyer. Buyer agrees to indemnify and hold harmless the Equity Entities from and against any and all Losses or Expenses incurred by the Equity Entities in connection with or arising from:
     (i) any breach by Buyer, or any other failure of Buyer to perform, any of its covenants, agreements or obligations in this Agreement or in any Buyer Ancillary Agreement;
     (ii) any breach of any warranty or the inaccuracy of any representation of Buyer contained in this Agreement or any certificate delivered by or on behalf of Buyer pursuant hereto; and
     (iii) the failure of Buyer to perform any of the Assumed Liabilities, Buyer’s (or any successor’s or assignee’s) operation of the Stations and conduct of the Business and/or the ownership and/or use of the Purchased Assets after the Closing.
     Section 9.3 Additional Indemnification Matters; Notice of Claims
     (a) The aggregate amount that (i) the Equity Entities shall be required to indemnify and hold harmless Buyer pursuant to Section 9.1(ii) and (ii) Buyer shall be required to indemnify and hold harmless the Equity Entities pursuant to Section 9.2(ii) shall not exceed the Purchase Price. The Equity Entities shall have no obligation to indemnify Buyer with respect to Section 9.1(ii) and Buyer shall have no obligation to indemnify the Equity Entities with respect to Section 9.2(ii) unless and until, in either case, the aggregate amount of Losses and Expenses arising in conjunction therewith exceeds

$10,000, in which event the indemnifying party (the “Indemnitor”) shall be required to indemnify the other party (the “Indemnified Party”) for the full amount of any Losses and Expenses incurred by the Indemnified Party. In determining whether a party shall be obligated to indemnify the other party under this Article 9, each representation and warranty and each covenant contained in this Agreement with respect to which indemnity may be sought hereunder shall be read solely for purposes of determining whether a breach of such representation, warranty or covenant has occurred without regard to materiality qualifications (including Material Adverse Effect) that may be contained therein. The indemnity set forth herein is intended by the parties to cover all acts, suits, proceedings, claims, demands, assessments, adjustments, costs, and expenses with respect to any and all of the specific matters in this indemnity set forth.
     (b) An Indemnified Party seeking indemnification hereunder shall give promptly to the Indemnitor a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known or estimable) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based. The failure of any Indemnified Party to give the Claim Notice promptly as required by this Section 9.3 shall not affect such Indemnified Party’s rights under this Article 9 except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor.
     (c) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article 9 shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree in writing. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.
     Section 9.4 Third Person Claims
     (a) In order for a party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party, such Indemnified Party must notify the Indemnitor in writing, and in reasonable detail, of the third Person claim promptly after receipt by such Indemnified Party of written notice of the third Person claim. Thereafter, the Indemnified Party shall promptly deliver to the Indemnitor copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a third Person claim, the Indemnified Party must notify the Indemnitor with a copy of the complaint promptly after receipt thereof and shall deliver to the Indemnitor promptly after the receipt of such complaint copies of notices and documents (including court papers) physically served upon the Indemnified Party relating to the third Person claim. The failure of any Indemnified Party to give the Claim Notice promptly or to deliver copies of notices and documents as required by this Section 9.4 shall not affect such Indemnified Party’s rights under this Article 9 except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor.
     (b) In the event of the initiation of any legal proceeding against the Indemnified Party by a third Person, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that, the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense, and that if the interests of the Indemnified Party and Indemnitor are sufficiently divergent that representation by common counsel is inappropriate, the cost of the Indemnified Party’s separate counsel shall be included in the Indemnified Party’s claim for Losses and Expenses. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, reasonably acceptable to the Indemnitor, at the expense of the Indemnitor, and control the defense of such proceeding. Neither the Indemnitor nor the Indemnified Party may settle any such proceeding which settlement does not include a release in favor of the Indemnified Party or which obligates the other party to pay money, to perform obligations or to admit liability without the consent of the other party, such consent not to be unreasonably withheld. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer, certified or bank cashier’s check within thirty (30) days after the date of such notice.
     Section 9.5 Treatment of Indemnity Payments. All payments under this Article 9 shall be treated for income tax purposes as adjustments to the Purchase Price.
     Section 9.6 Indemnity Escrow Agreement. In order to secure the Equity Entities’ indemnification obligations under this Article 9, the Indemnity Deposit will, in accordance with Section 2.7(a), be deposited to the Indemnity Escrow Account which shall be held and released in accordance with the Indemnity Escrow Agreement attached to this Agreement as Exhibit A. The initial amount of the Indemnity Deposit is Seven Hundred Fifty Thousand Dollars ($750,000). On the first business day eight months after the Closing Date, Buyer and the Equity Entities shall instruct the Indemnity Escrow Agent to release to the Equity Entities the balance of the Indemnity Deposit that exceeds the sum of (i) $500,000, and (ii) any amounts of any pending indemnification claim by Buyer. On the first Business Day twelve months after the Closing Date, Buyer and the Equity Entities shall instruct the Indemnity Escrow Agent to release to the Equity Entities the balance of the Indemnity Deposit that exceeds the amount of any pending indemnification claim by Buyer, plus an amount reasonably estimated to cover expenses, not to exceed ten percent (10%) of the amount of such pending claims.
ARTICLE 10.
TERMINATION AND REMEDIES
     Section 10.1 Termination
     (a) Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:
     (i) by the mutual written consent of the Equity Entities and Buyer;

     (ii) provided that the Equity Entities are not then in material breach of this Agreement, by written notice from the Equity Entities in the event of a material breach by Buyer of any of its covenants, agreements, representations or warranties contained in this Agreement or if any of the representations or warranties of Buyer contained in this Agreement shall have been inaccurate in any material respect when made, and the failure of Buyer to cure such breach within thirty (30) days after receipt of written notice from the Equity Entities requesting such breach to be cured, and provided that the failure to cure such breach would result in the conditions contained in Section 7.1 not being satisfied;
     (iii) provided that Buyer is not then in material breach of this Agreement, by written notice from Buyer in the event of a material breach by the Equity Entities of any of their respective covenants, agreements, representations or warranties contained in this Agreement or if any of the representations or warranties of the Equity Entities contained in this Agreement shall have been inaccurate in any material respect when made, and the failure of the Equity Entities, as the case may be, to cure such breach within thirty (30) days after receipt of written notice from Buyer requesting such breach to be cured, and provided that the failure to cure such breach would result in the conditions contained in Section 8.1 not being satisfied;
     (iv) by written notice from the Equity Entities or Buyer if any court of competent jurisdiction in the United States or other United States Governmental Body shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
     (v) by written notice from Buyer, pursuant to the provisions of Section 11.12(a) hereof;
     (vi) by written notice from Buyer, pursuant to the provisions of Section 11.12(b) hereof;
     (vii) by written notice from Buyer if, for any reason, the Transfer Application is designated for hearing by the FCC;
     (viii) by written notice from the Equity Entities or Buyer, (A) with respect to all the Stations, if the Closing on the Oregon Stations shall not have occurred by September 30, 2006, and (B) with respect to the Idaho Stations, if the Idaho Closing shall not have occurred on or before December 15, 2006 (or such later date or dates as may be mutually agreed to by the Equity Entities and Buyer); provided, however, that the right to terminate this Agreement under this Section 10.1(a)(viii) shall not be available (A) to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Closing to occur prior to such date, or (B) to the Equity Entities in the event that Buyer has exercised its rights to delay the Closing pursuant to Section 11.12.
     (b) In the event that this Agreement is terminated pursuant to this Article 10, all further obligations of the parties under this Agreement (other than the provisions of Sections 2.5 (Earnest Money), this Article 10, and Sections 11.2 (Confidential Nature of Information) and 11.9 (Expenses)) shall be terminated without further liability of any party to the other, except that notwithstanding the foregoing each party shall remain liable to the other party hereto for any breach of its obligations under this Agreement prior to such termination.
     Section 10.2 Equity Entities’ Remedies. If this Agreement is terminated by the Equity Entities and Section 2.5(c) applies, then Buyer shall pay to the Equity Entities One Million Dollars ($1,000,000) (the “Liquidated Damages Amount”), which shall be liquidated damages and not a penalty and shall constitute full payment and the exclusive remedy for any damages suffered by the Equity Entities for Buyer’s breach under this Agreement. The Equity Entities shall be entitled to collect the Liquidated Damages Amount by receiving a disbursement of the Deposit held by the Deposit Escrow Agent pursuant to the Deposit Escrow Agreement. The Equity Entities and Buyer agree in advance that actual damages would be difficult to ascertain and that the Liquidated Damages Amount is a fair and equitable amount to reimburse the Equity Entities for damages sustained due to Buyer’s breach of this Agreement and is not a penalty.
     Section 10.3 Buyer’s Remedies. The parties recognize that if, prior to Closing, the Equity Entities breach this Agreement and refuse to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement prior to Closing. If any action is brought by Buyer to enforce this Agreement, whether prior to or following the Closing, the Equity Entities shall waive the defense in any such action that there is an adequate remedy at law and interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy hereunder, and the Equity Entities agree that Buyer shall have the right to seek specific performance without being required to prove actual damages, post bond, furnish other security, or make an election of remedies. Following the Closing, Buyer shall be entitled, in addition to any other remedies that may be available, to seek specific performance of the terms of this Agreement to be performed after the Closing. In the event Buyer elects to terminate this Agreement as a result of Equity Entities’ default hereunder instead of seeking specific performance, Buyer shall be entitled to recover Buyer’s damages.
ARTICLE 11.
GENERAL PROVISIONS
     Section 11.1 Survival of Representations, Warranties and Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except as otherwise provided in Article 9 (Indemnification), the representations and warranties contained in Articles 3 and 4 of this Agreement shall terminate two (2) years after the Closing Date. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, (a) the representations and warranties contained in Sections 3.6 (Taxes), 3.21 (Employee Plans; ERISA), and 3.22 (Environmental Protection) shall survive for the full period of any applicable statute of limitations plus sixty (60) days, and (b) the representations and warranties contained in Sections 3.2 (Authority of the Equity Entities), 3.14 (Title to Purchased Assets) and 4.2 (Authority of Buyer) shall survive without limitation. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in Article 3 or 4 after the date on which such representations and warranties terminate as set forth in this Section 11.1.
     Section 11.2 Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby are not consummated, each party will return to the other party all copies of nonpublic documents and materials that have been furnished in connection therewith and will not, thereafter, use any confidential material contained therein. Without limiting the right of any party to pursue all other legal and equitable rights available to it for violation of this Section 11.2 by any other party, it is agreed that other remedies cannot fully compensate the aggrieved party for such a violation of this Section 11.2 and that the aggrieved party shall be entitled to injunctive relief to prevent a violation or continuing violation hereof. Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the transactions contemplated hereby (and any related transactions or arrangements) (the “Transactions”), and (ii) each party (and each of its employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulations Section 1.6011-4; provided, however, that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the Transactions, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Code, is not intended to be affected by the foregoing.
     Section 11.3 Governing Law. This Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Oregon without reference to its choice of law rules.
     Section 11.4 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or by messenger or 72 hours after having been sent by registered or certified mail or when delivered by private courier addressed as follows:
If to Equity or the Equity Entities, to:
Equity Broadcasting Corporation
1 Shackleford Drive
Suite 400
Little Rock, Arkansas 72211
Attention: Larry E. Morton and Lori Withrow
with a copy to:
Irwin, Campbell & Tannenwald, PC
1730 Rhode Island Avenue, NW
Suite 200
Washington, DC 20036
Attention: Peter Tannenwald

If to Buyer, to:
Fisher Radio Regional Group, Inc.
100 Fourth Avenue North
Suite 510
Seattle, Washington
Attention: Robert C. Bateman
with a copy to:
Graham & Dunn, PC
Pier 70
2801 Alaskan Way, Suite 300
Seattle, Washington
Attn: Jack G. Strother
or to such other address as such party may indicate by a notice delivered to the other parties hereto.
     Section 11.5 Assignment; Successors and Assigns
     (a) The rights and obligations of any party under this Agreement shall not be assignable or delegable by such party hereto without the written consent of the other parties hereto. Notwithstanding the foregoing, Buyer may, without the consent of the Equity Entities, (i) assign its rights under this Agreement, in whole or in part, to any Affiliate of Buyer and (ii) make a collateral assignment of its rights under this Agreement for the benefit of its lenders; provided, however, that no assignment shall relieve Buyer of its obligations hereunder, and Buyer shall guarantee the performance of all such obligations by its assignee.
     (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors, heirs and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors, heirs and permitted assigns by this Section 11.5 any right, remedy or claim under or by reason of this Agreement.
     Section 11.6 Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules referred to herein and the other documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or intents between or among any of the parties hereto. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement.
     Section 11.7 Interpretation. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. As used in this Agreement, the word “including” is not limiting, and the word “or” is not exclusive.
     Section 11.8 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
     Section 11.9 Expenses. Except as otherwise expressly provided herein, the Equity Entities and Buyer will each pay all of its own respective costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.
     Section 11.10 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in a Material Adverse Effect so as to cause completion of the transactions contemplated hereby to be unreasonable or would reduce the Purchase Price.
     Section 11.11 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to each of the parties.
     Section 11.12 Risk of Loss; Damage to Facilities.
     (a) The risk of loss or damage to the Purchased Assets shall be on the Equity Entities prior to the Closing and thereafter shall be on Buyer. If any material portion of the Purchased Assets is destroyed or damaged on or prior to the Closing (the “Damaged Assets”), the Equity Entities shall give written notice to Buyer as soon as practicable thereafter, but in any event within five (5) calendar days of discovery of such damage or destruction. Such written notice shall include a specification of the amount of insurance, if any, covering such Damaged Assets and the amount, if any, which the Equity Entities are otherwise entitled to receive as a consequence of such damage or destruction. Prior to the Closing, Buyer shall have the option, which shall be exercised by written notice to the Equity Entities within twenty (20) calendar days after receipt of the Equity Entities’ notice (or if there are not twenty (20) calendar days prior to the Closing Date, as soon as practicable prior to the Closing Date) of (a) accepting the Damaged Assets in their destroyed or damaged condition, in which event Buyer shall be entitled to the proceeds of any insurance or other proceeds payable with respect to the Damaged Assets, or the cash equivalent thereof, and to indemnification for any uninsured portion of such loss pursuant to Section 9.1, and the full Purchase Price shall be paid for the Purchased Assets including the Damaged Assets, (b) excluding the Damaged Assets from this Agreement, in which event the Purchase Price shall be reduced by the amount allocated the Damaged Assets as mutually agreed between the parties, (c) terminating this Agreement, or (d) requiring the Equity Entities to use their insurance proceeds to repair or replace the Damaged Assets; provided, however, that if such repair or replacement cannot be completed prior to the scheduled Closing Date, the Buyer may elect to postpone the Closing Date for such time as is necessary for the completion of such repair or replacement without regard to the date specified in Section 10.1(a)(viii). In the event that the Closing Date is postponed pursuant to this Section 11.12 beyond the date specified in Section 10.1(a)(viii), the parties shall amend the Transfer Application to request an extension of the date of Closing.

     (b) The Equity Entities shall give prompt written notice to Buyer if a Specified Event occurs. If a Specified Event occurs, Buyer may, at its option, terminate this Agreement by providing written notice thereof to the Equity Entities not more than ten (10) days after receipt of the Equity Entities’ notice. If Buyer elects not to terminate this Agreement or fails to give written notice within such ten (10) day period, Buyer shall have no further right to terminate this Agreement in respect of such Specified Event, and the remaining provisions of this Agreement shall govern. A “Specified Event” means, (i) with respect to KPOU, the interruption of its broadcast transmission in the normal and usual manner for a period of (a) thirty six (36) or more consecutive hours if such interruption results in a loss of cable carriage of more than ten percent (10%), or (b) seventy two (72) or more consecutive hours, (ii) with respect to each of KPOU LP, KUNS LP and KUNP LP, the interruption of such Station’s broadcast transmission in the normal and usual manner for a period of one hundred sixty eight (168) or more consecutive hours, and (iii) for any of the Stations, broadcasting at a reduced power level, which reduction is reasonably likely to materially and adversely affect the operations and business of such Station.
     Section 11.13 No Third Party Beneficiaries. The Equity Entities and Buyer do not intend by the execution, delivery or performance of this Agreement to confer a benefit upon any Person not a party to this Agreement.
     Section 11.14 Attorneys’ Fees. If either party initiates any litigation against the other party involving this Agreement, the prevailing party in such action shall be entitled to receive reimbursement from the other party for all reasonable attorneys’ fees and other costs and expenses incurred by the prevailing party in respect of that litigation, including any appeal, and such reimbursement may be included in the judgment or final order issued in that proceeding.
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     IN WITNESS WHEREOF, the parties hereto have caused this ASSET PURCHASE AGREEMENT to be executed as of the day and year first above written.

FISHER RADIO REGIONAL GROUP, INC.

By:	/s/ Robert C. Bateman

Name: Robert C. Bateman
Title: Vice President, Finance

LA GRANDE BROADCASTING, INC.

By:	/s/ Lori Withrow

Name: Lori Withrow Title: Secretary

EBC BOISE, INC.

By:	/s/ Lori Withrow

Name: Lori Withrow Title: Secretary

EBC POCATELLO, INC.

By:	/s/ Lori Withrow

Name: Lori Withrow Title: Secretary

For the limited purpose of its obligations under
Section 9.1(b):

EQUITY BROADCASTING CORPORATION

By:	/s/ Lori Withrow

Name: Lori Withrow Title: Secretary